Exhibit 10.1

OFFICE LEASE

BETWEEN

NASHLAND TT, LP

AS LANDLORD

AND

EARGO, INC.

AS TENANT

FOR

HIGHLAND RIDGE I

SUMMARY OF BASIC LEASE INFORMATION

This Summary of Basic Lease Information (the “Lease Summary”) is hereby incorporated into and made a part of the attached Lease (this Lease Summary and the Lease to be known collectively as the “Lease”).  In the event of a conflict between the terms of this Lease Summary and the Lease, the terms of the Lease shall prevail.  Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Lease.

1. Date:	January 11, 2023

2. Landlord:	NASHLAND TT, LP

3. Address of Landlord:	555 Marriot Drive, Suite 320 Nashville TN 37214 Attention: Property Manager – Nashland TT, LP Telephone: 615-844-7800 and

4. Tenant:	Eargo, Inc. a Delaware corporation

5. Address of Tenant:
2665 N 1st Street, Suite 300
San Jose, CA 95134
Attention: Christy La Pierre

(Prior to Commencement Date)
and
565 Marriot Drive, Suite 820
Nashville TN 37214

Attention: Christy La Pierre
(After Commencement Date)

6. Premises:	Suite No. 820, in the Building, which the parties agree contains 17,572 rentable square feet. The Premises are outlined on the plan attached to the Lease as Exhibit A.

7. Building:
The building of which the Premises are a part is located at 565 Marriott Drive, Nashville, TN 37214, as shown on Exhibit B (the “Building”) and is located on the real property described on Exhibit C (the “Property”).  The Building is known as “Highland Ridge I.”  The parties agree that the Building contains 169,363 rentable square feet.

8. Term.

(a) Lease Term:	Seventy-Six (76) months.

(b) Commencement Date:	The later of (i) April 1, 2023 or (ii) the date of Substantial Completion of the Tenant Improvements in accordance with Exhibit E, attached hereto. Anticipated Possession Date: April 1, 2023

(c) Expiration Date:	The last day of the seventy-sixth (76) month after the Commencement Date occurs.

(d) Renewal Options:	One (1) option of five (5) years. (See Addendum)

9. Base Rent:

Lease Months	Annual Base Rent	Monthly Installment of Base Rent	Annual Rental Rate per Rentable Square Foot
1-4	$0*	$0	$0
5-12	$474,444.00	$39,537.00	$27.00
13-24	$488,677.32	$40,723.11	$27.81
25-36	$503,337.64	$41,944.80	$28.64
37-48	$518,437.77	$43,203.15	$29.50
49-60	$533,990.90	$44,499.24	$30.39
61-72	$550,010.63	$45,834.22	$31.30
73-76	$188,837.00	$47,209.25	$32.24

Provided that Tenant is not in Default of any of the terms and conditions of this Lease, Landlord agrees to abate Tenant’s obligation to pay Base Rent for the first four (4) months of the Term (the “Conditional Rent”).  Notwithstanding the foregoing, however, during such abatement period, Tenant shall still be responsible for the payment of all Additional Rent payable under this Lease.  In the event of a Default at any time during the Term pursuant to which Landlord terminates this Lease, in addition to any other remedies to which Landlord may be entitled, Landlord shall be entitled to recover the unamortized portion of the Conditional Rent (i.e., the unamortized portion of the amount of the Conditional Rent shall not be deemed to have been abated, but shall become immediately due and payable as unpaid Rent earned, but due at the time of such Default).  Subject to adjustment in accordance with Exhibit E.

*Represents four (4) months of Base Rent.

10. Additional Rent.

(a) Base Year:	Calendar year 2023.

(b) Tenant’s Proportionate Share of Project Operating Costs:	10.38%.

11. Construction Allowance:
$50.00 per rentable square foot for a total of $878,600.00, of which, $2.00 per rentable square foot shall be used for construction drawings and mechanical electrical and plumbing stamped drawings. Landlord’s allowance for construction drawings and mechanical electrical and plumbing stamped drawings shall be not exceed $10.00 per rentable square foot.

12. Security Deposit:
One month Rent equivalent at lease execution ($39,537.00) with an additional $3,041.31 deposited per month in months 1 through 26 for a collective total of $118,611.00 to be aggregated and held as security deposit.

13. Permitted Use:	General office use.

14. Parking:
Reserved Parking Spaces: 4

Non-reserved Parking Spaces: 70

Initial Monthly Parking Rate: $30.00 per reserved space per month; provided that there shall be no charge per reserved space for the first twelve (12) months of the Term

15. Brokers:

(a) Tenant:	Jones Lang Lasalle 1801 West End Avenue Nashville TN 37203 Attention: Tom Hooper

(b) Landlord:	Lincoln Property Company

16. Addenda and Exhibits:	The addenda and exhibits listed below are incorporated by reference in this Lease.

Addendum #1 – Renewal Option

Addendum #2 – Right of First Refusal

	Exhibit A	Floor Plan of Premises
	Exhibit B	Site Plan of Building
	Exhibit C	Legal Description
	Exhibit D	Term Certification
	Exhibit E	Construction
	Exhibit F	Building Services
	Exhibit G	Rules and Regulations
	Exhibit H	Parking Agreement

Landlord and Tenant hereby agree to the foregoing terms of this Lease Summary.

LANDLORD:	NASHLAND TT, LP, a Delaware limited partnership

	By:	Nashland TT GP, LLC, its general partner

		By:	/s/ Andrew Dym

Name: Andrew Dym

Title: Authorized Signatory

Date:	January 11, 2023

TENANT:	EARGO, INC., a Delaware corporation

	By:	/s/ William Brownie

Printed Name: William Brownie

Title: Chief Operating Officer

Date:	January 11, 2023

OFFICE LEASE

THIS OFFICE LEASE (the “Lease”) is made effective as of January 11, 2023 by and between NASHLAND TT, LP, a Delaware limited partnership (“Landlord”) and EARGO, INC., a Delaware corporation (“Tenant”) with reference to the following facts and circumstances:

A.          Landlord is the owner of the Project, as defined herein, and the lessee under the Ground Lease.

B.          The Premises covered by this Lease are defined on the Lease Summary and are located in the Building, as defined on the Lease Summary.

C.          The parties desire to enter into this Lease, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing facts and circumstances, the mutual covenants and promises contained herein and after good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties, the parties do hereby agree to the following:

ARTICLE 1
LEASE OF PREMISES

In consideration of the Rent and the provisions of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises.  In addition, Tenant shall have the non-exclusive right (unless otherwise provided herein) in common with Landlord, other tenants, subtenants, and invitees to use the Common Areas.

ARTICLE 2
DEFINITIONS

Except as otherwise defined in this Lease, capitalized terms shall have the meanings set forth on the Lease Summary.  As used in this Lease, the following terms shall have the following definitions:

2.1          Additional Rent.  All amounts, costs and expenses that Tenant assumes, agrees or is otherwise obligated to pay to Landlord under this Lease other than Base Rent.

2.2         Affiliate.  An entity that is controlled by, controls, or is under common control with a party.  “Control” shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in any entity.

2.3         Bankruptcy Code.  Title 11 of the United States Code, as amended from time to time.

2.4         Base Rent.  As set forth on the Lease Summary.

2.5         Base Year.  As set forth on the Lease Summary.

2.6         Building Services.  As set forth in Exhibit F.

2.7         Building Systems.  Any plant, machinery, transformers, duct work, cable, wires, and other equipment and facilities, and any systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life safety systems or equipment, any Telecommunications System serving the Building and any other mechanical, electrical, electronic, computer or other systems or equipment that serves the Building in whole or in part.

2.8         Business Days.  Days other than Saturdays, Sundays and Holidays.  If any item must be accomplished or delivered hereunder on a day that is not a Business Day, it shall be timely to accomplish or deliver the same on the next following Business Day.

2.9         Business Hours.  As set forth in Exhibit F.

2.10       Commencement Date.  As set forth on the Lease Summary.

2.11       Common Areas.  The building lobbies, common corridors, common restrooms, passageways, elevators, stairways, unrestricted parking areas, entrances, exits, driveways and walkways, loading facilities, freight elevators, terraces and landscaped areas in and around the Building, and other generally understood public or common areas in the Project.

2.12       Environmental Laws.  All Laws regulating or controlling Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. 9601, et seq.; the Hazardous Material Transportation Act, 49 U.S.C. 1801 et seq.; and the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq.

2.13       Expiration Date.  As set forth on the Lease Summary, unless otherwise sooner terminated in accordance with the provisions of this Lease.

2.14       Force Majeure.  Strikes, labor disputes, lockouts, inability to obtain labor, materials, equipment, or reasonable substitutes therefor, acts of God, governmental restrictions, regulations, or controls, judicial orders, enemy or hostile government actions, civil commotion, war, terrorism (foreign or domestic), fire, accident, explosion, falling objects or other casualty, or other causes beyond the reasonable control of the party obligated to perform hereunder.

2.15       Ground Lease.  That certain Ground Lease dated January 11, 2019, a memorandum of which is of record as Instrument No. 20190114-0003818 in the Register’s Office of Davidson County.

2.16       Guarantor(s). The parties (if any) set forth on the Lease Summary and any other party liable for or required by Landlord to guaranty Tenant’s obligations under the Lease.

2.17       Hazardous Materials.  Any hazardous waste or hazardous substance as defined in any Laws applicable to the Project, including, without limitation, the Environmental Laws.  “Hazardous Materials” shall also include asbestos or asbestos-containing materials, radon gas, petroleum or petroleum fractions, urea formaldehyde foam insulation, transformers containing levels of polychlorinated biphenyls greater than 50 parts per million, medical waste, biological materials (including without limitation blood and blood products), electromagnetic fields, mold and chemicals known to cause cancer or reproductive toxicity, whether or not defined as a hazardous waste or hazardous substance in any statute, ordinance, rule or regulation.

2.18       Holidays.  All federally observed holidays, including New Year’s Day, President’s Day, Martin Luther King, Jr. Day, Memorial Day, Independence Day, Labor Day, Veteran’s Day, Thanksgiving Day and Christmas Day.

2.19       Insurance.  All costs incurred by Landlord for insurance with respect to the Project, including but not limited to public liability, property damage, earthquake, flood, pollution, mold, terrorism and property insurance with such limits and in such amounts as may be determined from time to time by Landlord or any Mortgagees, along with deductibles to the extent permitted herein.

2.20       Interest Rate.  The average prime loan rate published by the board of governors of the Federal Reserve System of the United States, as the same may change from time to time, plus four percent (4%) per annum, but not in excess of the maximum rate, if any, allowed by Law for the transaction on which interest is being calculated.

2.21       Landlord Related Parties.  Landlord, Landlord’s Affiliates, and the members, principals, beneficiaries, partners, trustees, shareholders, directors, officers, employees, mortgagees, investment managers, property managers, brokers, contractors, attorneys, and agents of Landlord and Landlord’s Affiliates, and the successors of such parties.

2.22       Landlord Work.  The work to be performed by Landlord, set forth in Exhibit E-1.

2.23       Law or Laws.  All federal, state, county and local governmental and municipal laws, statutes, ordinances, rules, regulations, requirements, codes, decrees, orders, and decisions by courts and cases, when the decisions are considered binding precedent in the State, and decisions of federal courts applying the Law of the State; including but not limited to The Americans With Disabilities Act of 1990 (42 U.S.C. § 12101 et seq.), and any regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time.

2.24       Lease Year.  Each twelve (12) month period or portion thereof during the Term, commencing with the Commencement Date, without regard to calendar years; provided, however, that if the Commencement Date is not the first day of a calendar month, then the first (1st) Lease Year shall commence on the first day of the first calendar month after the Commencement Date and be deemed to include the partial month at the beginning of the Term.

2.25        Mortgagee.  The lessor under any present and future ground or underlying lease of the Property and the holder of any mortgage, deed to secure debt or trust deed now or hereafter in force against the Property or the Building.

2.26       Operating Costs.  All costs incurred by Landlord in the ownership, management, maintenance, repair, replacement, improvement, alteration and operation of the Building and Project, including, without limitation, the following:  (a) utilities (to the extent not separately metered); (b) supplies, tools, equipment and materials used in the operation, repair and maintenance of the Building or the Project; (c)  landscaping; (d) parking area repair, restoration, and maintenance, including, but not limited to, resurfacing, repainting, re-striping, and cleaning; (e) reasonable reserves for operation, maintenance and repair of the Project and for covering uninsured damage and liability claims relating to the Project, including, without limitation, deductible amounts (provided that if Landlord incurs an expense for which a reserve is held, Landlord shall apply the applicable reserves to the expense prior to including the balance of the expense in Operating Costs, and provided, further, that Tenant shall not be obligated to reimburse Landlord for its insurance deductibles in any one year to the extent the insurance deductibles exceed $50,000.00); (f) fees, charges and other costs, including, without limitation, reasonable consulting fees, legal fees and accounting fees, of all contractors engaged by Landlord or otherwise reasonably incurred by Landlord in connection with the management, operation, maintenance and repair of the Building or the Project; (g) compensation (including, without limitation, employment taxes and fringe benefits) of all persons who perform duties in connection with the operation, maintenance, repair, or overhaul of the Building or the Project, and equipment, improvements, and facilities located within the Project; (h) operation and maintenance of a room for delivery and distribution of mail to tenants of the Building or the Project as required by the U. S. Postal Service, along with any space Landlord provides for non-exclusive use by all tenants, such as conference centers, exercise facilities and other building amenities (including, without limitation, an amount equal to the fair market rental value of the space used for such purposes); (i) payments under any easement, license, operating agreement, declaration, restrictive covenant, underlying or ground lease (excluding rent), or instrument pertaining to the sharing of costs by the Building or the Project; (j) operation, repair, maintenance and replacement of all Building Systems, including, without limitation, the cost to replace or retrofit as required by Laws enacted or promulgated after the Effective Date;  (k) janitorial service, alarm and security service, window cleaning, trash removal; (l) repair and replacement of building standard surfaces, including but not limited to wall and floor coverings, ceiling tiles, window coverings and fixtures; (m) maintenance and replacement of curbs and walkways; (n) repair to and replacement of the roof; (o) Building signage and directories; (p) management of the Building or the Project, whether by Landlord or an independent contractor (including, without limitation, an amount equal to the fair market value of any on-site manager’s office); (q) rental expenses for (or a reasonable depreciation allowance on) personal property used in maintenance, operation or repair of the Building or the Project; (r) licenses, certificates, permits and inspections and the cost of contesting the validity or applicability of any governmental enactments that may affect Operating Costs; (s) the costs incurred in connection with the implementation and operation of any governmentally mandated transportation system management program or similar program; (t) any costs, expenditures, or charges (whether capitalized or not) required by any governmental or quasi-governmental authority enacted or promulgated after the Commencement Date; and (u) amortization of capital expenses (including, without limitation, financing costs) that are (A) required by a governmental entity for energy conservation, handicapped requirements, or life safety purposes, or (B) made by Landlord to reduce Operating Costs; provided that such cost shall be amortized (including interest on the unamortized cost) over its useful life as Landlord shall reasonably determine.  Notwithstanding the foregoing, for purposes of this Lease, Operating Costs shall not include:

2.26.1    Costs (including permit, license and inspection costs) incurred in renovating or otherwise improving, decorating or redecorating rentable space for other tenants or vacant rentable space;

2.26.2    Utilities or services sold to Tenant or others for which Landlord is entitled to and actually receives reimbursement (other than through any operating cost reimbursement provision similar to the provisions set forth in this Lease);

2.26.3   Except as otherwise specifically provided in this Section, alterations to the Building that are considered capital improvements and replacements of such capital improvements under sound real estate management principles;

2.26.4   Depreciation and amortization, except on materials, small tools and supplies purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party, where such depreciation and amortization would otherwise have been included in the charge for such third party services, all as determined in accordance with sound real estate management principles;

2.26.5    Services or other benefits that are not available to Tenant, but which are provided to other tenants of the Building;

2.26.6    Overhead or any profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services in or in connection with the Building to the extent the same exceeds the cost of such services that could be obtained from equally qualified third parties on a competitive basis or at market rates;

2.26.7    Except as otherwise specifically provided in this Section, interest on debt or amortization on any mortgages, other charges, costs and expenses payable under any mortgage, if any, and costs for financing and refinancing the Project;

2.26.8     Ground rents;

2.26.9  Compensation and employee benefits paid to clerks, attendants or other persons in a commercial concession operated by Landlord, except the Building parking facility;

2.26.10  Rentals and other related expenses incurred in leasing heat, ventilation, and air-conditioning, elevators or other equipment ordinarily considered to be of a capital nature, except equipment used (a) in providing janitorial or similar services and which is not affixed to the Building, or (b) in case of emergency;

2.26.11   Electrical power for which Tenant directly contracts with and pays an electrical service company;

2.26.12  Marketing costs, including leasing commissions, attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building, including attorneys’ fees and other costs and expenditures incurred in connection with disputes with present or prospective tenants or other occupants of the Building;

2.26.13  Costs covered by insurance, to the extent of the insurance proceeds actually received by Landlord;

2.26.14  Costs covered by warranties, to the extent of the amount actually paid under the warranty;

2.26.15  Any service provided directly to and paid directly by any tenant;

2.26.16  Wages and benefits of any employee who does not devote substantially all of his or her employed time to the Building unless such wages and benefits are prorated to reflect time spent on operating and managing the Building vis-a-vis time spent on matters unrelated to operating and managing the Building.

2.26.17  Costs associated with the operation of the entity which constitutes the Landlord, such as annual corporate filing fees, (as distinguished from the costs of operation of the Project);

2.26.18  Costs arising from the gross negligence or willful misconduct of Landlord or its agents, employees or contractors in connection with this Lease;

2.26.19  Costs incurred to comply with Laws relating to the removal or remediation of Hazardous Materials from  the Building or Project and any costs of fines or penalties relating to the presence of Hazardous Materials in, on, under or about the Building or Project, in each case to the extent not brought into the Building or Premises by Tenant or any Tenant Parties;

2.26.20  Capital costs occasioned by casualties or condemnation;

2.26.21   Self-insurance retentions; and

2.26.22   Any bad debt loss, rent loss or reserve for bad debt or rent loss or other reserve to the extent not used in the same year.

2.27       Permitted Use.  As set forth on the Lease Summary.

2.28       Permitted Transfer.  The transfer of ownership interests in a publicly traded entity, a transfer in connection with a sale of substantially all of the assets of Tenant as a going concern, a merger or consolidation of Tenant with another entity, and an assignment of all of the Premises to an Affiliate of Tenant, where (a) the transferee assumes, in full, the obligations of Tenant under this Lease; (b) Tenant remains fully liable under this Lease; (c) the use of the Premises remains unchanged; (d) Landlord shall have received an executed copy of all documentation effecting such transfer on or before its effective date; and (e) the same is not a subterfuge by Tenant to avoid its obligations under this Lease.

2.29       Possession Date.  The date on which Landlord tenders possession of the Premises to Tenant with the Landlord Work Substantially Completed.

2.30       Project.  The Property, the Building and any other improvements on the Property.

2.31       Project Operating Costs.  Operating Costs, Taxes and Insurance.  If at any time during the Term Project Operating Costs are not based on a completed and fully assessed Project having at least ninety-five percent (95%) of the Rentable Area occupied, then Project Operating Costs shall be adjusted by Landlord in order reasonably to approximate the variable components of Project Operating Costs for such year or applicable portion thereof, employing sound accounting and management principles, that would have been payable if the Project were completed, fully assessed and at least ninety-five percent (95%) occupied. For the purpose of calculating Tenant’s Proportionate Share of Project Operating Costs, notwithstanding anything in this Lease to the contrary, “Controllable Project Operating Costs” (as “grossed up” in accordance with the preceding sentence) shall not increase by more than four percent (4%) per year in the aggregate over the Term on a cumulative and compounding basis with respect to the prior calendar year.  “Controllable Project Operating Costs” shall mean Project Operating Costs other than Taxes, Insurance, utilities, snow and ice removal and security.

2.32       Rent.  Base Rent and Additional Rent.

2.33       Rentable Area.

2.33.1     In the case of a floor leased to a single tenant, Rentable Area shall be the total square footage of all floor area measured from the inside surface of the exterior glass line of the Building to the inside surface of the opposite exterior glass line, excluding only Service Areas and General Common Areas (the “USF” for such single-tenant floor), plus an allocation of the square footage of the General Common Areas.

2.33.2    In the case of a floor leased to more than one tenant, Rentable Area shall be the total square footage of all floor areas within the inside surface of the exterior glass line of the Building enclosing the Premises and measured to the mid-point of the demising walls, excluding only Service Areas (the “USF” for such multi-tenant floor), plus an allocation of the square footage of the General Common Areas and an allocation of the square footage of the On-Floor Common Areas.

2.33.3     “Service Areas” shall mean the areas within (and measured from the exterior surface of the interior walls enclosing, or from the inside surface of the exterior glass or wall enclosing, as the case may be) Building stairs, elevator shafts, flues, vents, stacks, pipe shafts and vertical ducts.  Areas for the specific use of Tenant or other tenants of the Building or installed at the request of Tenant, such as special stairs or elevators, are not included within the definition of Service Areas.

2.33.4     “General Common Areas” shall mean those areas within (and measured from the midpoint of the walls or from the inside surface of the exterior glass enclosing) the Building’s elevator machine rooms, main mechanical rooms, electrical rooms, and public lobbies, engineering and cleaning staging areas, and other areas not leased or held for lease within the Building, but which are reasonably necessary for the proper utilization of the Building or to provide customary services to the Building, plus an allocation of any On-Floor Common Areas to the General Common Areas on the floor for floors that contain General Common Areas.  The allocation of the square footage of the General Common Areas shall be equal to the total square footage of the General Common Areas multiplied by a fraction, the numerator of which is the USF of the Premises and the denominator of which is the total of all USF contained in the Building.

2.33.5    “On-Floor Common Areas” shall mean the total square footage of all areas within (and measured from the midpoint of the walls enclosing) public corridors, elevator foyers, rest rooms, mechanical rooms, janitor closets, telephone and equipment rooms, and other similar facilities for the use of all tenants on the floor on which the Premises are located.  The allocation of the square footage of the On-Floor Common Areas shall be equal to the total On-Floor Common Areas on said floor multiplied by a fraction, the numerator of which is the USF of the portion of the Premises located on said floor and the denominator of which is the total of all USF on said floor.

2.33.6    Except as provided expressly to the contrary herein, Landlord reserves the right to alter the Project, and in such event, the Rentable Area of the Premises and the Project could likewise be revised.  In the event of any change in the Rentable Area of the Premises, the Base Rent and other sums payable based on square footage shall be adjusted accordingly.  The Rentable Area of the Project may from time to time be subject to recalculation, as determined by Landlord and applied on a consistent basis throughout the Project.

2.34       Rules and Regulations.  As set forth in Exhibit G.

2.35       State.  The state in which the Project is located.

2.36       Substantial Completion or Substantially Completed.  As defined in the Exhibit E.

2.37        Taxes.  All taxes, assessments, whether special or general, water and sewer charges, and other similar government charges levied on or attributable to the Building or Project or their operation, including, without limitation (a) real property taxes or assessments levied or assessed against the Building or Project; (b) assessments or charges levied or assessed against the Building or Project by any redevelopment agency, municipality or governmental or quasi-governmental agency, including but not limited to any assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (c) any tax, assessment, levy, license fee or charge measured by or based, in whole or in part, by Rent received from the leasing of the Premises, the Building, or the Project, or any portions thereof; (d) general or special, ad valorem or specific, excise, capital levy, or other tax, assessment, levy, or charge directly on the Rent received under this Lease or on the rent received under any other leases of space in the Building or Project; (e) any transfer, transaction, or similar tax, assessment, levy, or charge based directly or indirectly upon the transaction represented by this Lease or other leases in the Project; (f) any possessory interest, occupancy, use, per capita, or other tax, assessment, levy, or charge based directly or indirectly upon the use or occupancy of the Premises or other premises within the Building or the Project; (g) interest on installments as charged by the taxing authority; and (h) the reasonable costs and expenses of any contest or protest of Taxes prosecuted by Landlord, including, without limitation, any appraisal fees and attorneys’ fees.  Taxes shall not include (i) any net income, franchise, capital stock, estate or inheritance taxes imposed by the State or Federal Government or their agencies, branches, or departments; and (ii) tax penalties, interest or late charges incurred as a result of Landlord’s failure to make timely payment of Taxes.  Notwithstanding the foregoing, if at any time during the Term, the present method of taxation or assessment shall be so changed that the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed on the Project shall be discontinued or reduced and as a substitute therefor, or in lieu of or in addition thereto, taxes, assessments, levies, impositions or charges shall be levied, assessed or imposed, wholly or partially, as a capital levy or otherwise (a “Substitute Tax”), then such Substitute Tax shall be included within the definition of Taxes.  Tenant hereby waives, and assigns, transfers and conveys to Landlord, any and all rights to contest or protest any Taxes. Taxes for any calendar year shall only include those taxes or installments of assessments that become due and payable during said year.  Landlord shall pay assessments in installments over the longest period of time permitted by the taxing authority.

2.38       Telecommunications Systems.  All telecommunications systems including but not limited to voice, video, data, and any other telecommunications services provided over wire, fiber optic, microwave, wireless, satellite and any other transmission systems, for part or all of any telecommunications within the Building or from the Building to any other location.

2.39       Tenant Delays.  As defined in Exhibit E.

2.40       Tenant Related Parties.  Tenant, its Affiliates, agents, contractors, subcontractors, employees, invitees, subtenants, transferees, and any other party claiming by, through or under Tenant.

2.41        Tenant’s Cost Allocation.  The sum of the following:  (a) Tenant’s Proportionate Share of Operating Costs for the year in question in excess of Operating Costs incurred during the Base Year; (b) Tenant’s Proportionate Share of Taxes for the year in question in excess of Taxes incurred during the Base Year; and (c) Tenant’s Proportionate Share of Insurance for the year in question in excess of Insurance incurred during the Base Year.  If any expense (including without limitation any tax or insurance premium) included within the Operating Costs, Taxes or Insurance incurred during the Base Year is thereafter reduced or eliminated (an “Expense Reduction”), then for the purpose of calculating Tenant’s Cost Allocation, the applicable Base Year amount shall be reduced to reflect the Expense Reduction.

2.42       Tenant’s Property.  All movable partitions, business and trade fixtures, machinery and equipment, communications equipment, and office equipment located in the Premises and acquired by or for the account of Tenant, without expense to Landlord, that can be removed without damage to the Building, and all furniture, furnishings, and other articles of movable personal property owned by Tenant and located in the Premises.

2.43       Tenant’s Proportionate Share.  As set forth on the Lease Summary.  Such share is a fraction, the numerator of which is the Rentable Area of the Premises, and the denominator of which is the Rentable Area of the Project.  Tenant’s Proportionate Share is subject to recalculation in accordance with changes in the Rentable Area of the Premises or the Project.  Landlord reserves the right to create pools of similarly situated tenants for the purpose of allocating certain Operating Costs that benefit only the tenants in such pool (“Specialized Operating Costs”).  For the purpose of allocating Specialized Operating Costs for any pool of which Tenant is a member, Tenant’s Proportionate Share shall be a fraction, the numerator of which shall be the Rentable Area of the Premises, and the denominator of which shall be the Rentable Area of the premises of all tenants in such pool.

2.44       Term.  As set forth on the Lease Summary, as the same may be extended from time to time.

2.45       Transfer.  An assignment, mortgage, pledge, hypothecation, encumbrance, lien or other transfer of this Lease or any interest hereunder, a transfer by operation of law, a sublease of the Premises or any part thereof, or the use of the Premises by any party other than Tenant and its employees.  To the extent not a Permitted Transfer, “Transfer” shall also include (a) if Tenant is a partnership or limited liability company, the withdrawal or change, voluntary, involuntary or by operation of law, of twenty-five percent (25%) or more of the partners or members, or transfer of twenty-five percent (25%) or more of partnership or membership interests, within a twelve (12)-month period, or the dissolution of the partnership or company without immediate reconstitution thereof, (b) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), the dissolution, merger, consolidation or other reorganization of Tenant, the sale or other transfer of more than an aggregate of twenty-five percent (25%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period; and (c) the sale, mortgage, hypothecation or pledge of more than an aggregate of twenty-five percent (25%) of the value of the unencumbered assets of Tenant within a twelve (12) month period.

2.46       Transferee.  Any person to whom any Transfer is made.

ARTICLE 3
PREMISES AND DELIVERY OF POSSESSION

3.1         Delivery of Possession.  Except as otherwise provided herein, Landlord shall use commercially reasonable efforts to deliver possession of Premises with the Landlord Work Substantially Completed or before the anticipated Possession Date set forth on the Lease Summary.  If for any reason, Landlord is delayed in delivering possession of the Premises to Tenant with the Landlord Work Substantially Completed, Landlord shall not be subject to any liability for such failure, and the validity of this Lease shall not be impaired, but (except in the case of Tenant Delays) the Commencement Date shall be extended for the period of such delay, and Tenant shall be entitled to a day-for-day Rent Abatement (in addition to the abatement of Conditional Rent) for each day of delay in delivery beyond July 1, 2023 not caused by Force Majeure or Tenant Delays.

3.2         Commencement Date.  If the Commencement Date is not fixed on the Lease Summary, once the Commencement Date is fixed, within ten (10) days following request by Landlord, Tenant will execute and deliver to Landlord a certificate substantially in the form of Exhibit D attached hereto and made a part hereof, indicating thereon any exceptions thereto that may exist at that time.  Failure of Tenant to execute and deliver such certificate within ten (10) days following its request by Landlord shall constitute binding and conclusive acceptance of the Premises and acknowledgment by Tenant that the statements included in Exhibit D, as prepared by Landlord, are true and correct.

ARTICLE 4
RENT

Tenant agrees to pay to Landlord all Rent payable hereunder, without set-off or deduction, except as expressly set forth herein, in lawful money of the United States of America.  Tenant shall pay the Rent as follows:

4.1         Base Rent.  Tenant shall pay to Landlord the Base Rent without notice or demand, in installments due and payable in advance on the first (1st) day of each calendar month during the Term.  Along with and in addition to each monthly Base Rent payment under the Lease, Tenant shall pay to Landlord any sales or privilege tax required under applicable Law.  In the event of any fractional calendar month, Tenant shall pay for each day in such partial month a rental equal to 1/30 of the Base Rent.  Concurrent with the execution of this Lease, Tenant will deliver to Landlord the first month’s Base Rent, which Landlord shall apply to the fifth (5th) months’ Base Rent.

4.2          Tenant’s Cost Allocation.  For each calendar year after the Base Year, in addition to the Base Rent and all other payments due under this Lease, Tenant shall pay Tenant’s Cost Allocation, as follows:

4.2.1     Estimated Payments.  Tenant shall pay Landlord’s reasonable estimate of Tenant’s Cost Allocation for each calendar year (the “Estimated Payment”) in advance, in monthly installments, commencing on the first (1st) day of the month following the month in which Landlord notifies Tenant of the amount it is to pay hereunder and continuing until the first (1st) day of the month following the month in which Landlord notifies Tenant of any revised Estimated Payment.  Landlord shall estimate from time to time the amount of the Tenant’s Cost Allocation for each calendar year and then make an adjustment in the following year based on the actual Tenant’s Cost Allocation incurred for the prior year.  In the event of any fractional calendar month, Tenant shall pay for each day in such partial month a rental equal to 1/30 of the Estimated Payment.

4.2.2      Reconciliation.  Within one hundred eighty (180) days after the end of each calendar year, Landlord shall deliver to Tenant a statement (the “Statement”) setting forth Tenant’s Cost Allocation for such year.  If Tenant’s Cost Allocation for such year exceeds the total of the Estimated Payment made by Tenant for each year, Tenant shall pay Landlord the amount of the deficiency within ten (10) days of the receipt of the Statement.  If the Estimated Payment made by Tenant exceeds Tenant’s Cost Allocation for such year, then Landlord shall credit against Tenant’s next ensuing Estimated Payment(s) an amount equal to the difference until the credit is exhausted.  If a credit is due from Landlord after the Expiration Date, Landlord shall pay Tenant the amount of the credit.  The obligations of Tenant and Landlord to make payments required under this Section shall survive the expiration or termination of this Lease, and Landlord’s failure to deliver the Statement shall not be deemed a waiver of Landlord’s right to make the adjustments set forth herein.

4.2.3      Landlord’s Records.  Landlord shall maintain records respecting Project Operating Costs and determine the same in accordance with sound accounting and management practices, consistently applied.  Tenant or its representative shall have the right to examine such records upon reasonable prior notice specifying which records Tenant desires to examine, during normal business hours at the place or places where such records are normally kept, by sending such notice no later than sixty (60) days following the furnishing of the Statement.  Tenant may take exception to matters included in Project Operating Costs or Landlord’s computation of Tenant’s Proportionate Share by sending notice specifying such exception and the reasons therefor to Landlord no later than forty-five (45) days after Landlord makes such records available for examination.  If Tenant takes exception to any matter contained in the Statement as provided herein, Landlord and Tenant shall refer the matter to an independent certified public accountant with no current or past business ties to either of Landlord or Tenant (unless otherwise accepted by Landlord and Tenant), whose certification as to the proper amount shall be final and conclusive as between Landlord and Tenant.  Tenant shall promptly pay the cost of such certification, including, without limitation, any reasonable attorneys’ fees incurred by Landlord in connection therewith, unless such certification determines that Tenant was overbilled by more than five percent (5%) in the aggregate for the applicable year, in which event Landlord shall pay the cost of such certification, including, without limitation, any reasonable attorneys’ fees incurred by Tenant in connection therewith, not to exceed $1,500.00.  Pending resolution of any such exceptions in the foregoing manner, Tenant shall continue paying Tenant’s Cost Allocation in the amounts determined by Landlord, subject to adjustment after any such exceptions are so resolved.  Tenant acknowledges that any information gathered through an audit is strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial and legal consultants.  The Statement shall be considered final, except as to matters to which exception is taken in the manner and within the times specified herein.

4.3         Other Taxes Payable by Tenant.  In addition to the Base Rent and any other charges to be paid by Tenant hereunder, Tenant shall, as an element of Rent, reimburse Landlord upon demand for any and all taxes payable by Landlord (other than net income taxes) that are not otherwise reimbursable under this Lease, whether or not now customary or within the contemplation of the parties, where such taxes are upon, measured by, or reasonably attributable to (a) the cost or value of Tenant’s equipment, furniture, fixtures, and other personal property located at the Premises, or the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, regardless of whether title to such improvements is held by Tenant or Landlord; or (b) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises, including but not limited to any sales tax on the Rent paid hereunder.  If it becomes unlawful for Tenant to reimburse Landlord for any taxes or other charges as required under this Lease, the Base Rent shall be revised to net Landlord the same net Rent after imposition of any tax or other charge upon Landlord as would have been payable to Landlord but for the reimbursement being unlawful.

4.4          Place of Payment.  All Rent shall be paid at the office of Landlord set forth on the Lease Summary or at such other place as Landlord may designate.  At Tenant’s election, Tenant may pay Rent to Landlord by ACH transfer, and Landlord shall facilitate the set-up of such ACH transfer at Tenant’s request.

4.5          Interest and Late Charges.  If Tenant fails to pay any Rent when due, after giving effect to any applicable grace periods, the unpaid amounts shall bear interest at the Interest Rate.  Tenant acknowledges that the late payment of any Rent will cause Landlord to incur costs and expenses not contemplated under this Lease, including, without limitation, administrative and collection costs and processing and accounting expenses, the exact amount of which is extremely difficult to ascertain.  Therefore, in addition to interest, if any such payment is not received by Landlord within five (5) days from when due, Tenant shall pay Landlord a late charge equal to five percent (5%) of such payment, plus any reasonable attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent when due.  Landlord and Tenant agree that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Landlord for loss resulting from Tenant’s nonpayment.  The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner.  In addition, any check returned by the bank for any reason will be considered late and will be subject to all late charges, plus a Fifty Dollar ($50.00) fee.  After two (2) returned checks in any twelve (12) month period, Landlord will have the right to receive payment by a cashier’s check or money order.  Nothing contained herein shall be construed as to compel Landlord to accept any payment of Rent in arrears or late charges should Landlord elect to apply its rights and remedies available under this Lease or at law or in equity in the event of a Default.

ARTICLE 5
SECURITY DEPOSIT

Upon Tenant’s execution of this Lease, Tenant shall deposit with Landlord the Security Deposit, as shown on the Lease Summary.  The Security Deposit shall serve as security for the prompt, full, and faithful performance by Tenant of its obligations under this Lease.  In the event that Tenant is in Default hereunder, or in the event that Tenant owes any amounts to Landlord upon the expiration of this Lease, Landlord may use or apply the whole or any part of the Security Deposit for the payment of Tenant’s obligations hereunder.  The use or application of the Security Deposit or any portion thereof shall not prevent Landlord from exercising any other right or remedy provided hereunder or under any Law and shall not be construed as liquidated damages.  In the event the Security Deposit is reduced by such use or application, Tenant shall deposit with Landlord, within ten (10) days after notice, an amount sufficient to restore the full amount of the Security Deposit.  Landlord shall not be required to keep the Security Deposit separate from Landlord’s general funds or pay interest on the Security Deposit.  Provided Tenant has performed all of its obligations under this Lease, any remaining portion of the Security Deposit shall be returned to Tenant within thirty (30) days subsequent to the Expiration Date.  No trust or fiduciary relationship is created herein between Landlord and Tenant with respect to the Security Deposit.  If Landlord transfers the Premises during the Term of this Lease, Landlord may pay the Security Deposit to Landlord’s successor-in-interest, in which event the transferring Landlord shall be released from all liability for the return of the Security Deposit.

ARTICLE 6
USE

6.1         Permitted Use.  Tenant shall use the Premises solely for the Permitted Use as shown on the Lease Summary, and for no other purpose without Landlord’s consent.  Tenant shall comply with all recorded covenants, conditions, and restrictions, and the provisions of all ground or underlying leases, now or hereafter affecting the Project, of record or disclosed by Landlord to Tenant prior to the date of this Lease.  Tenant shall not (a) do or permit anything to be done in or about the Premises that would in any way obstruct or interfere with the rights of other tenants or occupants of the Building or Project or violate any restrictions or exclusive uses set forth in any other tenants’ leases; (b) injure, annoy or interfere with the business of any other tenants or occupants of the Project or any of their invitees; (c) cause, maintain or permit any nuisance arising out of Tenant’s use or occupancy of the Premises; or (d) commit or suffer to be committed any waste in or upon the Premises, the Building or the Project.

6.2         Compliance with Law.  Tenant acknowledges and agrees that, except as may otherwise be specifically provided in this Lease, Landlord has made no representation or warranty as to whether the Premises, the Building or the Project conforms to the requirements of Law.  After completion of the Landlord Work Tenant shall be responsible for compliance of the Premises with applicable Law and shall bear all costs necessary to maintain the Premises in compliance with Law, including, without limitation, structural work, if any, pertaining to Tenant’s use of the Premises.  Tenant shall also be responsible for the cost of any alterations to other portions of the Building or the Project necessitated by any alterations to the Premises or any change in use of the Premises after completion of the Landlord Work.  Tenant shall not use or occupy the Premises in violation of any Law or the certificate of occupancy issued for the Building or the Project and shall, upon notice from Landlord, immediately discontinue any use of the Premises that is declared by any governmental authority having jurisdiction to be a violation of Law or the certificate of occupancy.  A judgment of any court of competent jurisdiction or the admission by Tenant in any action or proceeding against Tenant that Tenant has violated any such Laws in the use of the Premises shall be deemed to be a conclusive determination of that fact as between Landlord and Tenant.  Should any obligation be imposed by Law, then Tenant agrees, at its sole cost and expense, to comply promptly with such obligations to the extent the same relate to the Premises or Tenant’s use of the Premises, the Building or the Project.

6.3         Effect on Landlord’s Insurance.  Tenant shall not do or permit to be done anything that will invalidate or increase the cost of any property coverage, or other insurance policy covering the Building, the Project or any property located therein.  Tenant shall promptly, upon demand, reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Section.

6.4         Use of Common Areas.  Use of all Common Areas by any Tenant Related Parties shall at all times be subject to the Rules and Regulations and the exclusive control and management of Landlord..

ARTICLE 7
HAZARDOUS MATERIALS

7.1         Indemnity.  Tenant shall indemnify, defend and hold harmless all Landlord Related Parties from and against all claims, suits, demands, response costs, contribution costs, liabilities, losses, or damages (including, without limitation, reasonable attorneys’ fees), directly or indirectly arising out of the existence, use generation, migration, storage, transportation, release, threatened release, or disposal of Hazardous Materials in, on, or under the Premises, the Building or the Project or in the groundwater under the Project and the migration or transportation of Hazardous Materials to or from the Premises, the Building or the Project or the groundwater underlying the Project, to the extent that any of the foregoing is caused by any Tenant Related Parties.  This indemnity extends to the costs incurred by any Landlord Related Party to repair, clean-up, dispose of, or remove such Hazardous Materials in order to comply with the Environmental Laws; provided that if Tenant is not otherwise in Default, Landlord shall give Tenant not less than thirty (30) days’ advance notice of Landlord’s intention to incur such costs.

7.2         Restriction on Hazardous Materials.  Tenant shall not permit any Tenant Related Parties to use, generate, manufacture, store, transport, release, threaten release, or dispose of Hazardous Materials, other than de minimus amounts of customary office and cleaning supplies in compliance with applicable Environmental Laws, in, on, or about the Premises, the Building or the Project or transport Hazardous Materials from the Premises, the Building or the Project unless Tenant shall have received Landlord’s prior consent therefor, which Landlord may revoke at any time, and shall not cause or permit the release or disposal of Hazardous Materials from the Premises, the Building or the Project except in compliance with applicable Environmental Laws.  Tenant shall promptly deliver notice to Landlord if Tenant obtains knowledge sufficient to infer that Hazardous Materials are located on the Premises, the Building or the Project that are not in compliance with applicable Environmental Laws or if any third party, including without limitation, any governmental agency, claims a significant disposal of Hazardous Materials occurred on the Premises, the Building or the Project or is being or has been released from the Premises, the Building or the Project.

7.3         Investigation of Contamination.  Upon reasonable written request of Landlord, Tenant, through its appropriately qualified and licensed professional engineers, and at Tenant’s cost, shall thoroughly investigate suspected Hazardous Materials contamination of the Premises, the Building or the Project that would arguably come within the scope of Tenant’s indemnification and hold harmless obligations as set forth above.  Tenant, using duly licensed and insured contractors approved by Landlord, shall promptly commence and diligently complete the removal, repair, clean-up, and detoxification of any Hazardous Materials from the Premises, the Building and the Project as may be required by applicable Environmental Laws that comes within the scope of Tenant’s indemnification and hold harmless obligations as set forth above.

7.4         Landlord Consent.  If during the Term of this Lease, Tenant contemplates utilizing Hazardous Materials (or subleasing or assigning this Lease to a subtenant or assignee who utilizes Hazardous Materials), other than de minimus amounts of customary office and cleaning supplies in compliance with applicable Environmental Laws, Tenant shall obtain the prior written consent of Landlord.  As a condition of granting such consent, Landlord may require, among other things, that (a) such substances be of the type customarily used in offices and be used and maintained only in such quantities as are reasonably necessary for the Permitted Use and in strict accordance with applicable Environmental Laws and manufacturer instructions therefor; (b) such substances shall not be disposed of, released or discharged on the Project and shall be transported to and from the Premises in compliance with all applicable Environmental Laws and as Landlord shall reasonably require; (c) any remaining such substances shall be completely, properly and lawfully removed from the Premises, the Building and the Project upon expiration or earlier termination of this Lease; (d) such use shall not constitute a nuisance, danger or health risk to or disrupt the business of any other occupant of the Building or the Project; and (e) Tenant carry environmental insurance acceptable to Landlord, meeting the requirements of Sections 18.2 and 18.3, and naming Landlord as an additional insured.  If any applicable Environmental Law or other ordinance or Landlord’s trash removal contractor requires that any such substances be disposed of separately from ordinary trash, Tenant shall make arrangements, at Tenant’s expense, for such disposal directly with a qualified and licensed disposal company at a lawful disposal site and shall ensure that such disposal occurs frequently enough to prevent unnecessary storage of such substances on the Premises.  After obtaining such consent, (x) at such times as Landlord may reasonably request, Tenant shall provide Landlord with a written list identifying any Hazardous Materials then used, stored or maintained upon the Premises, the use and approximate quantity of each such material, a copy of any Material Safety Data Sheet (“MSDS”) issued by the manufacturer thereof, written information concerning the removal, transportation, and disposal of the same, and such other information as Landlord may reasonably require or as may be required by Environmental Laws, and (y)  Landlord, at its option, and at Tenant’s expense, may cause an engineer selected by Landlord, to review (1) Tenant’s operations including, without limitation, materials used, generated, stored, disposed, and manufactured in Tenant’s business; and (2) Tenant’s compliance with terms of this Section.  Tenant shall provide the engineer with such information reasonably requested by the engineer to complete the review.  The first such review may occur prior to or shortly following the commencement of the Term of this Lease.  Thereafter, such review shall not occur more frequently than once each year unless cause exists for some other review schedule.

ARTICLE 8
SERVICES AND UTILITIES

8.1         Furnishing of Building Services.  Provided that Tenant is not in Default, Landlord agrees to furnish the Building Services as set forth on Exhibit F.

8.2         Interruption in Services.  Unless caused by the gross negligence or willful misconduct of Landlord, or Landlord’s breach of its obligations under this Lease, Landlord shall not be liable for any damages directly or indirectly resulting from, nor shall the Rent be abated, for any interruption of or diminution in the quality or quantity of Building Services, when the same is occasioned, in whole or in part, by (a) repairs, replacements, or improvements; (b) by inability to secure or limitation, curtailment, or rationing of, or restrictions on, use of electricity, gas, water, or other form of energy serving the Premises, the Building or the Project; (c) by any accident or casualty; (d) by act or Default by Tenant or other parties; or (e) by Force Majeure.  Landlord shall not be liable under any circumstances for a loss of or injury to property or business, however occurring, through or in connection with or incidental to failure to furnish any Building Services.  No failure, delay or diminution in Building Services shall ever be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease.  Furthermore, Landlord shall not be liable under any circumstances for loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the Building Services.  Notwithstanding the foregoing provisions of this Section 8.2 of any other provision in the Lease, if without the fault or neglect of Tenant, the Premises is rendered Unusable for a period of five (5) consecutive Business Days by reason of any failure, delay or diminution in Building Services caused by Landlord’s gross negligence or willful misconduct, then for the period commencing on the sixth (6th) consecutive Business Day that the Premises is Unusable and Tenant shall have given Landlord notice of the same, Base Rent and Tenant’s Cost Allocation shall be abated for such time as Tenant continues to be prevented from using, and does not use, the Premises. The abatement of Base Rent and Tenant’s Cost Allocation shall be Tenant’s sole remedy in the event the Premises is so rendered Unusable.  “Unusable” means that Tenant shall be unable to occupy, and shall not be occupying, the Premises, or Tenant is prevented from using, and does not use, the Premises for the normal conduct of Tenant’s business. Nothing contained in this Section 8.2 shall be deemed to grant Tenant any rent abatement for an interruption or stoppage in Building Services to the Premises arising by reason of any cause other than Landlord’s gross negligence or willful misconduct.

8.3         Extraordinary Demand.  If Tenant uses heat generating machines or equipment in the Premises that affect the temperature otherwise maintained by the heating, ventilation and air-conditioning system, Landlord reserves the right to install supplementary air-conditioning units in the Premises; and the cost thereof, including, without limitation, the cost of installation, operation, and maintenance thereof, shall be paid by Tenant upon demand by Landlord.

8.4         Customary Quantities.  Tenant shall not consume water or electric current in excess of that usually furnished or supplied for the use of the Premises as general office space (as determined by Landlord) without first procuring the consent of Landlord, and in the event of consent, Landlord may install a water meter or electrical meter in the Premises to measure the amount of water or electric current consumed.  Tenant shall bear the cost of any such meter and of its installation, maintenance, and repair, and Tenant agrees to pay to Landlord promptly, upon demand, for all water and electric current consumed as shown by said meters at the rates charged for such services by the local public utility plus any additional reasonable expense incurred in keeping account of the water and electric current so consumed.  If a separate meter is not installed, the excess cost for water and electric current shall be established by an estimate made by a utility company or electrical engineer hired by Landlord at Tenant’s expense.  Tenant shall not, without the consent of Landlord, use any apparatus or device in the Premises that uses in excess of 120 volts.  Tenant shall not connect any apparatus with electric current except through existing electrical outlets in the Premises.

8.5         Separate Metering.  Nothing in this Article shall restrict Landlord’s right to require at any time separate metering of utilities furnished to the Premises.  In the event utilities are separately metered, Tenant shall be responsible for the maintenance and repair of any such meters at its sole cost.

8.6         Safety and Security Devices, Services, and Programs.  The parties acknowledge that safety and security devices, services, and programs provided by Landlord, if any, while intended to deter crime and ensure safety, may not in given instances prevent theft or other criminal acts or ensure safety of persons or property.  The risk that any safety or security device, service, or program may not be effective, or may malfunction, or be circumvented by a criminal, is assumed by Tenant with respect to Tenant’s property and interests; and Tenant shall obtain insurance coverage to the extent Tenant desires protection against such criminal acts and other losses.  Tenant agrees to cooperate in any reasonable safety or security program developed by Landlord or required by Law.

8.7         Utility Deregulation.  If permitted by applicable Law at any time in the future, Landlord shall have the right at any time and from time to time during the Term to either contract for electricity service from different companies providing electricity service (each such company shall hereinafter be referred to as an “Alternate Service Provider”), and the costs, charges or expenses reasonably incurred by Landlord to change such service shall be an Operating Cost hereunder.  Tenant agrees to cooperate with Landlord and any Alternate Service Provider at all times and, as reasonably necessary, to provide reasonable access to any electric facilities within the Premises.  Tenant may not elect to use any electricity service provider other than the one designated by Landlord for the Building without the prior consent of Landlord.

8.8         Government Energy or Utility Controls.  In the event of imposition of any government controls, rules, regulations, or restrictions on the use or consumption of energy or other utilities during the Term, both Landlord and Tenant shall be bound thereby, and the same shall not constitute a constructive eviction of Tenant.  In the event of a difference in interpretation by Landlord and Tenant of any such controls, Landlord’s interpretation shall prevail, and Landlord shall have the right to enforce compliance therewith, including, without limitation, the right of entry into the Premises to effect compliance.

8.9         Telecommunications.  Tenant and Tenant’s telecommunications companies, including but not limited to local exchange telecommunications companies and alternative access vendor services companies (“Telecommunications Companies”), shall have no right of access to or within the Project for the installation and operation of Tenant’s Telecommunications System without Landlord’s prior consent.  All work with respect to Tenant’s Telecommunications System shall be subject to the terms of this Lease governing alterations and improvements by Tenant.  Without in any way limiting Landlord’s right to withhold its consent to a proposed request for access, Landlord shall have the right to consider whether a Telecommunications Company is willing to pay reasonable monetary compensation for the use and occupation of the Building for the Telecommunications System.

ARTICLE 9
CONDITION OF THE PREMISES

Prior to the Possession Date, Landlord shall perform the Landlord Work as described in Exhibit E-1.  Landlord shall deliver the Premises with the Landlord Work Substantially Complete and in compliance with all Laws, professionally cleaned and with all Building Systems in good operating condition and repair.  Except as expressly provided in this Lease, Tenant acknowledges that Tenant is leasing the Premises on an “as is, where is” basis.  Tenant’s taking possession of the Premises shall be deemed conclusive evidence that, as of the date of taking possession, the Premises were in good order and satisfactory condition, except for reasonable Punchlist Items delivered in accordance with Exhibit E-1.  No promise of Landlord to alter, remodel, repair, or improve the Premises, the Building or the Project, and no representation, express or implied, respecting any matter or thing relating to the Premises, the Building, the Project or this Lease (including, without limitation, the condition thereof) have been made to Tenant by Landlord or its broker or sales agent, other than as may be expressly contained in this Lease.

ARTICLE 10
REPAIRS AND MAINTENANCE.

10.1       Landlord’s Obligations.  Landlord shall maintain in good order, condition and repair the Building, the Project and the Premises (including without limitation the load-bearing and exterior walls, foundation and roof of the Building, the structural portions of the floors of the Building, the Building Systems and the Common Areas), in conformance with standards applicable to first class office buildings in the vicinity of the Building, except for those repairs which are the obligation of Tenant or any other tenant in the Building. Tenant shall give Landlord prompt notice of any damage to or defective condition in any part or appurtenance of the Building Systems serving, located in, or passing through the Premises or any other damage that Landlord is obligated to repair.

10.2       Tenant’s Obligations.  Tenant, at Tenant’s sole expense, shall maintain, repair and replace the Premises as needed to keep all interior, non-structural portions of the Premises in good order, condition, and repair, including, without limitation, the following: (a) all plumbing and sewage facilities, including but not limited to all plumbing fixtures, pipes, fittings, or other parts of the plumbing system that exclusively serve the Premises; (b) all fixtures, interior walls, floors, carpets, draperies, window coverings, and ceilings; (c) all interior windows, doors, entrances, and plate glass; (d) all electrical wiring, facilities and equipment, including, without limitation, any non-standard light fixtures, lamps, bulbs, tubes, fans, vents, exhaust equipment, and systems; and (e) any fire detection or extinguisher equipment that Landlord does not maintain.

10.3       Damage by Tenant.  Except for ordinary wear and tear, Tenant shall promptly reimburse Landlord for any costs that Landlord may incur in making repairs and alterations in and to the Premises, the Building, Building Systems, the Project or facilities, systems or equipment of the Project, where the need for such repairs or alterations is caused by any of the following: (a) Tenant’s use or occupancy of the Premises in a fashion that contravenes any provision of this Lease; (b) the installation, removal, use, or operation of Tenant’s Property; (c) the moving of Tenant’s Property into or out of the Building; or (d) any tortious act, omission, misuse, or negligence of any Tenant Related Parties.

10.4       Load and Equipment Limits.  Tenant shall not without Landlord’s consent place a load upon the Premises that exceeds the load per square foot, that the structural portions of the Premises were designed to carry, as determined by Landlord or Landlord’s structural engineer.  Upon demand Tenant shall pay the cost of any such determination for items other than the equipment, library, files, and furniture originally approved by Landlord or by Landlord’s structural engineer.

ARTICLE 11
ALTERATIONS AND ADDITIONS

11.1       Tenant’s Alterations.  Tenant shall not make any additions, alterations, or improvements to the Premises without the prior consent of Landlord, which consent shall be requested by Tenant at least thirty (30) days prior to the commencement of any work.  Landlord’s consent may be conditioned, among other things, on Tenant’s removing any such additions, alterations, or improvements at the Expiration Date and restoring the Premises to the same condition as on the Possession Date.  All additions, alterations, and improvements shall be (a) made in a good and workmanlike manner using only good grades of materials; (b) performed by properly qualified and licensed personnel reasonably approved by Landlord; (c) performed so as not to cause or create any jurisdictional or other labor disputes, including, without limitation, use of union labor if required by Landlord; (d) performed in such manner as not to obstruct access to the Building or the Common Areas, and as not to obstruct the business of Landlord or other tenants in the Building; and (e) diligently prosecuted to completion.  Notwithstanding the foregoing, Tenant shall have the right during the Term to make additions, alterations, or improvements as Tenant may reasonably deem desirable or necessary, following ten (10) days’ notice to Landlord, but without Landlord’s consent, provided that such work (i) is of a non-structural nature; (ii) is not visible from outside of the Premises; (iii) does not affect any Building System; and (iv) does not, in the aggregate, exceed $15,000 for alterations other than floor and wall covering in any twelve (12) month period.

11.2       Payment and Indemnification.  Tenant shall pay the costs of any work done on the Premises by or on behalf of Tenant and shall keep the Premises, the Building, and the Project free and clear of liens of any kind.  Tenant shall indemnify, defend against, and keep Landlord free and harmless from all claims, demands, liability, loss, damage, costs, reasonable attorneys’ fees, and any other expense incurred on account of claims by any person performing work or furnishing materials or supplies for Tenant or any person claiming under Tenant, including but not limited to resolution of any jurisdictional or other labor disputes.

11.3       Notices and Liens.  Tenant agrees not to suffer or permit any lien of any mechanic or materialman to be placed or filed against the Premises, the Building or the Project.  In case any such lien shall be filed, Tenant shall satisfy and release such lien of record within twenty (20) days (or such shorter period as may be required by any Mortgagee) after the earlier to occur of (a) receipt of notice thereof from Landlord; or (b) Tenant’s actual knowledge or notice of such lien filing.  If Tenant shall fail to have such lien satisfied and released of record as provided herein, Landlord may, on behalf of Tenant, without being responsible for making any investigation as to the validity of such lien and without limiting or affecting any other remedies Landlord may have, pay the same and Tenant shall reimburse Landlord on demand for such amount together with any other reasonable costs of Landlord, including, without limitation, reasonable attorneys’ fees.  Notwithstanding the foregoing, Tenant shall have the right to contest any such lien claim diligently and in good faith, and during such contest shall not be obligated to pay such lien claim, provided that Tenant is not in Default of any of its obligations under this Lease and provided, Tenant, at its sole cost and expense, transfers the lien from the Property to a bond, thereby freeing the Property from any claim of lien.  Notwithstanding any such contest or title insurance, Tenant shall pay any such claim in full within five (5) days following the entry of an unstayed judgment or order of sale.  All materialmen, contractors, artisans, mechanics, laborers and any other person now or thereafter furnishing any labor, services, materials, supplies or equipment to Tenant with respect to Premises or any portion thereof, are hereby charged with notice that they must look exclusively to Tenant to obtain payment for the same.  Notice is hereby given that Landlord shall not be liable for any labor, services, materials, supplies, skill, machinery, fixtures or equipment furnished to or to be furnished to Tenant upon credit and that no mechanic's lien or any other lien for any such labor, services, materials, supplies, machinery, fixtures or equipment shall attach to or effect the state or interest of Landlord in and to the Premises or the Project, or any portion thereof.  Before the actual commencement of any work for which a claim or lien may be filed, Tenant shall give Landlord notice of the intended commencement date a sufficient time before that date to enable Landlord to post notices of non-responsibility or any other notices that Landlord deems necessary for the protection of Landlord’s interest in the Premises, Building or the Project, and Landlord shall have the right to enter the Premises and post such notices at any reasonable time.

11.4        Construction Requirements.  Any work performed at the Building or on the Premises by Tenant or Tenant’s contractor in connection with improvements shall be subject to the General Conditions set forth in Exhibit E.

ARTICLE 12
CERTAIN RIGHTS RESERVED BY LANDLORD

Landlord reserves the following rights, exercisable without liability to Tenant for (a) damage or injury to property, person, or business; (b) causing an actual or constructive eviction from the Premises; or (c) disturbing Tenant’s use, possession, or beneficial and quiet enjoyment of the Premises:

12.1       Name.  To change the name or street address of the Building or the Project.

12.2       Signage.  To install and maintain signs on the exterior and interior of the Building and the Project.

12.3       Keys.  To have passkeys to the Premises and all doors within the Premises, excluding Tenant’s vaults and safes.

12.4       Inspection and Entry.  Landlord may enter the Premises upon at least twenty four (24) hours’ prior notice to Tenant (except in the event of an emergency, in which case no notice shall be required) (a) to inspect the Premises; (b) to show the Premises to any prospective purchaser or Mortgagee of the Project, or to others having an interest in the Project or Landlord; (c) during the existence of a Default; (d) during last six (6) months of the Term, to show the Premises to prospective tenants; (e) to make inspections, repairs, alterations, additions, or improvements to the Premises or the Building (including, without limitation, checking, calibrating, adjusting, or balancing controls and other parts of the heating, ventilation and air-conditioning system); and (f) to take all steps as may be necessary or desirable for the safety, protection, maintenance, or preservation of the Premises or the Building or Landlord’s interest therein, or as may be necessary or desirable for the operation or improvement of the Building or in order to comply with Laws.

12.5       Renovations.  Landlord may during the Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Building, the Premises, or the Project, including without limitation, Common Areas, Building Systems, roof, and structural portions of the Building.  Renovations may include, without limitation, (a) modifying the Common Areas and tenant spaces to comply with applicable Laws, including, without limitation, regulations relating to the physically disabled, seismic conditions, and building safety and security; and (b) installing new carpeting, lighting, and wall coverings in the Common Areas.  In connection with such Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Building or Project, including, without limitation, portions of the Common Areas, or perform work in the Building that may create noise, dust or leave debris.  Subject to Landlord’s compliance with the final sentence of this Article, Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent.  Subject to Landlord’s compliance with the final sentence of this Article, Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for inconvenience, annoyance or loss of the use of any part of the Premises or of Tenant’s Property resulting from the Renovations.

12.6       Common Areas.  Landlord shall have the right to eliminate or change the size, location and arrangement of the Common Areas; to enter into, modify and terminate easements and other agreements pertaining to the use and maintenance of the Common Areas; to close all or any portion of the Common Areas as may be necessary to prevent a dedication thereof or the accrual of any rights to any person or to the public therein; to close temporarily any or all portions of the Common Areas; and to do and perform such other acts in and to the Common Areas as Landlord shall determine to be advisable for the convenience and use thereof by owners, occupants, tenants and invitees of the Building.

In the exercise of the foregoing rights, Landlord shall (except in an emergency) take reasonable steps to minimize any interference with Tenant’s business.

ARTICLE 13
RULES AND REGULATIONS

Tenant shall comply with (and cause all Tenant Related Parties to comply with) the Rules and Regulations.  Landlord shall not be responsible for any violation of the Rules and Regulations by other tenants or occupants of the Building or Project.  All Rules and Regulations, whether now existing or hereafter adopted by Landlord, shall be non-discriminatory in nature.

ARTICLE 14
TRANSFERS

Except as provided in this Article, Tenant shall not, without the prior consent of Landlord, make any Transfer.

14.1       Notice. Tenant shall notify Landlord of any proposed Transfer (a “Transfer Notice”).  The date of the proposed Transfer must be not less than thirty (30) days or more than one hundred eighty (180) days after the date of the Transfer Notice.  The Transfer Notice shall include (a) the proposed effective date of the Transfer; (b) a description of the portion of the Premises to be transferred (the “Subject Space”); (c) all of the terms of the proposed Transfer and the consideration therefor, including, without limitation, a calculation of the Transfer Premium (as defined below); (d) the name and address of the Transferee; (e) current financial statements of the Transferee certified by an officer, partner or owner thereof; (f) any other information that will enable Landlord to determine the financial responsibility, character, and reputation of the Transferee and the nature of such Transferee’s business; and (g) the proposed use of the Subject Space.  Landlord shall respond to any properly delivered Transfer Notice within thirty (30)  days.

14.2       Fees.  Whether or not Landlord shall grant consent, Tenant shall pay Landlord’s reasonable review and processing fees, as well as any reasonable legal fees incurred by Landlord, within thirty (30) days after written request by Landlord, not to exceed $1,500.

14.3       Consent.  Landlord’s consent shall not be required for any Permitted Transfer (and, for the avoidance of doubt, Sections 14. 5 and 14.6 shall not apply to any Permitted Transfer).  Landlord shall not unreasonably withhold or delay its consent to any other proposed Transfer.  It shall be reasonable under this Lease and under any applicable Law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

14.3.1     The Transferee is of a character or reputation or engaged in a business that is not consistent with the quality of the Building.

14.3.2     The Transferee intends to use the Subject Space for purposes that are not permitted under this Lease.

14.3.3     The Transferee is either a governmental agency or instrumentality thereof.

14.3.4     The Transfer will result in more than a reasonable and safe number of occupants per floor within the Subject Space.

14.3.5     The Transferee is not a party of reasonable financial worth or financial stability in light of the responsibilities involved under this Lease on the date consent is requested, as determined by Landlord.

14.3.6     The Transfer would cause a violation of another lease or any agreement to which Landlord is a party, or would give an occupant of the Building a right to cancel its lease.

14.3.7    Either the Transferee or an Affiliate of the Transferee (a) occupies space in the Building at the time of the request for consent; (b) is negotiating with Landlord to lease space in the Building at such time; or (c) has negotiated with Landlord during the six (6)-month period immediately preceding the Transfer Notice.

14.4       Completion of Transfer.  If Landlord consents to any Transfer (and does not exercise any recapture rights Landlord may have under this Lease), Tenant may within six (6) months after Landlord’s consent, enter into the approved Transfer, upon substantially the same terms and conditions as are set forth in the Transfer Notice.  If there are any material changes in the terms and conditions from those specified in the Transfer Notice (a) such that Landlord would initially have been entitled to refuse its consent to such Transfer; or (b) that would cause the proposed Transfer to be materially more favorable to the Transferee than the terms set forth in the Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article (including, without limitation, exercise any of recapture rights Landlord may have under this Lease).

14.5       Transfer Premium.  If Landlord consents to a Transfer, Tenant shall pay to Landlord fifty percent (50%) of any Transfer Premium received by Tenant.  “Transfer Premium” shall mean (a) all rent, additional rent or other consideration payable by such Transferee in excess of the Rent payable by Tenant under this Lease on a per rentable square foot basis; (b) all key money and bonus money paid by Transferee; and (c) any payment in excess of fair market value for services rendered by Tenant to Transferee.  The “Transfer Premium” shall (i) be reduced by all out-of-pocket expenses incurred by Tenant in connection with the Transfer, such as customary brokerage commissions, tenant improvements and reasonable attorneys’ fees; and (ii) shall not include any compensation for the fair market value of Tenant’s Property nor reasonable compensation for the sale of Tenant’s business that is not attributable to the value of Tenant’s leasehold interest hereunder.  Tenant shall pay the Transfer Premium to Landlord within fifteen (15) days following receipt by Tenant.  Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant's chief financial officer, setting forth in detail the computation of any Transfer Premium.  Within six (6) months following the date of the Transfer, Landlord shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer as necessary to confirm the calculation of the Transfer Premium.  If the Transfer Premium shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, together with interest thereon at the Interest Rate and Landlord’s costs of such audit.  If the Transfer Premium has been understated by more than ten percent (10%), Landlord shall have the right to cancel this Lease upon thirty (30) days’ notice to Tenant and Tenant shall indemnify Landlord from and against any and all liability associated with such termination, including but not limited to any claims by the Transferee.

14.6       Recapture.  Notwithstanding anything to the contrary contained in this Article, Landlord shall have the option, by giving notice to Tenant within twenty (20) days after receipt of any Transfer Notice, to recapture the Subject Space.  Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the effective date of the proposed Transfer.  In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the Rentable Area retained by Tenant in proportion to the Rentable Area of the Premises, and this Lease as so amended shall continue thereafter in full force and effect.  Upon request of either party, the parties shall execute written confirmation of the foregoing.

14.7       Effect of Transfer.  If Landlord consents to a Transfer, (a) no terms or conditions of this Lease shall be deemed to have been waived or modified; (b) such consent shall not be deemed consent to any further Transfer; (c) no Transfer shall be valid, and no Transferee shall take possession of the Premises, until an executed counterpart of all documentation pertaining to the Transfer has been delivered to Landlord; and (d) no Transfer shall relieve Tenant or any Guarantor from primary liability under this Lease.  The acceptance of Rent by Landlord from any party shall not be deemed to be a waiver of Landlord of any provision hereof.  In the event of Default by a Transferee in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee.  Landlord may consent to subsequent assignments of the Lease or sublettings or amendments or modifications to the Lease by Transferees without notifying Tenant, and without obtaining its consent thereto, and any such actions shall not relieve Tenant of liability under this Lease.  Any Transfer for which Landlord's consent is required but not obtained pursuant hereto shall be void.

14.8       Tenant Remedy for Landlord Refusal to Consent.  Notwithstanding any provision of this Lease or any applicable Laws to the contrary, Landlord and Tenant hereby expressly agree that if a court of competent jurisdiction determines that Landlord unreasonably withheld consent to a proposed Transfer, then Tenant’s sole and exclusive remedy for such breach by Landlord shall be limited to termination of this Lease as of the date of such court determination.  Tenant hereby expressly waives the right to recover monetary damages of any kind whatsoever and attorney’s fees incurred on account of any such breach.]

ARTICLE 15
DESTRUCTION OR DAMAGE

15.1        Landlord Termination Rights.  If the Premises or the portion of the Building or the Project necessary for Tenant’s occupancy is damaged by fire, earthquake, terrorism, act of war, act of God, the elements or other casualty, then Landlord may terminate this Lease upon notice given to Tenant within sixty (60) days after the date of such casualty, effective as of the date of the casualty if (a) in Landlord’s opinion, repairs necessary for Tenant’s occupancy cannot be completed within ninety (90) days; (b) any other portion of the Building or the Project is damaged to the extent that, in Landlord’s opinion, repair thereof cannot be completed within ninety (90) days; (c) the Premises or the portion of the Building or the Project necessary for Tenant’s occupancy is damaged during the final twelve (12) months of the Term, unless Tenant shall exercise its next available renewal option (if any) within ten (10) days following receipt of Landlord’s termination notice, or unless both parties agree on an extension of this Lease within such ten (10) day period; (d) the insurance proceeds available to Landlord are not sufficient to complete repair or restoration; (e) Landlord’s lender does not elect to make insurance proceeds available to Landlord for repair and restoration; or (f) Tenant has vacated the Premises or is in Default under this Lease.

15.2       Repairs.  If this Lease is not terminated as provided above, it shall continue in full force and effect, and Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment, and subject to all other terms of this Article, restore the base, shell, and core of the Premises, the Common Areas and the portions of the Project serving the Premises.  Such restoration shall be to substantially the same condition of such items as prior to the casualty, except for modifications (a) required by Law; (b) required by the holder of a mortgage on the Building, or the lessor of a ground or underlying lease with respect to the Property; or (c) to the Common Areas reasonably deemed desirable by Landlord, and which are consistent with the character of the Project.  No such modifications shall materially impair access to the Premises and any Common Areas serving the Premises.  Tenant shall be responsible, at its sole cost and expense, for the repair, restoration, and replacement of any leasehold improvements installed by Tenant (unless Landlord has elected to insure the same, in which case such repair shall be Landlord’s responsibility) and Tenant’s Property.  Landlord shall not be liable for any loss of business, inconvenience, or annoyance arising from any repair or restoration of any portion of the Premises, the Building, or the Project as a result of any damage from any casualty.  Following Landlord’s repair of the Premises, Tenant shall repair and restore any improvements installed by Tenant to substantially the same condition as prior to the casualty, except for modifications required by Law.  All work by Tenant shall be subject to the conditions set forth in this Lease governing alterations and additions.

15.3       Tenant’s Termination Rights.  If Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the repairs cannot be completed within two hundred seventy (270) days after being commenced (the “Repair Period”), Tenant may elect, no earlier than sixty (60) days after the date of the casualty and not later than ninety (90) days after the date of such casualty, to terminate this Lease by notice to Landlord, effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after such notice.  In addition, in the event that the Premises or the Building is destroyed or damaged to any substantial extent during the last twelve (12) months of the Term, then Tenant shall have the option to terminate this Lease by giving notice to Landlord within thirty (30) days after such casualty, in which event this Lease shall cease and terminate as of the date of such notice.  Tenant shall also have the right to terminate this Lease if Landlord does not complete repairs within the Repair Period by thirty (30) days’ notice to Landlord after the expiration of the Repair Period; provided however, if Landlord completes repair within such thirty (30) day period, such termination shall be nullified and this Lease shall continue in full force and effect.

15.4       Apportionment of Rent.  Upon any termination of this Lease pursuant to this Article, Tenant shall pay the Rent, properly apportioned up to such date of termination, and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease that by their terms survive the expiration or earlier termination of this Lease.

15.5       Abatement.  The Rent shall abate on an equitable basis to the extent Tenant’s use of the Premises is impaired, commencing with the date of the casualty and continuing until completion of the repairs required of Landlord; provided that if the damage is due to the negligence or willful misconduct of any Tenant Related Party, Rent shall only abate to the extent the same is covered by rent loss insurance, if any, carried by Landlord.

15.6       Express Agreement.  This Lease shall be considered an express agreement governing any case of damage to or destruction of the Premises, the Building, or the Project by fire or other casualty; and any present or future law that purports to govern the rights of Landlord and Tenant in such circumstances in the absence of express agreement shall have no application.

ARTICLE 16
EMINENT DOMAIN

16.1       Entire Premises.  If the whole of the Building or the Premises is lawfully taken by condemnation or in any other manner for any public or quasi-public purpose, this Lease shall terminate as of the earlier of the date of the date title vests or the date possession is given, and Rent shall be prorated to such date.

16.2       Partial Condemnation.  If less than the whole of the Building or the Premises is so taken, this Lease shall be unaffected by such taking, except that (a) Tenant shall have the right to terminate this Lease by notice to Landlord given within ninety (90) days after the date of such taking if twenty-five percent (25%) or more of the Premises is taken and the remaining area of the Premises is not reasonably sufficient for Tenant to continue operation of its business, access to the Premises is materially impeded or Tenant’s parking is materially diminished; and (b) Landlord shall have the right to terminate this Lease by notice to Tenant given within ninety (90) days after the date of such taking.  If either Landlord or Tenant so elects to terminate this Lease, this Lease shall terminate on the thirtieth (30th) day after either such notice.  Rent shall be prorated to the date of such termination.  If this Lease continues in force upon such partial taking, the Base Rent and Tenant’s Proportionate Share shall be equitably adjusted according to the remaining Rentable Area of the Premises and the Project.

16.3       Proceeds of Award.  In the event of any taking, partial or whole, all of the proceeds of any award, judgment, or settlement payable by the condemning authority shall be the exclusive property of Landlord, whether awarded as compensation for the damages to Landlord’s or Tenant’s interest in the Premises and whether or not awarded as compensation for diminution in value of the leasehold or to the fee of the Premises, and Tenant hereby assigns to Landlord all of its right, title, and interest in any award, judgment, or settlement from the condemning authority.  Tenant, however, shall have the right, to the extent that Landlord’s award is not reduced or prejudiced, to claim from the condemning authority (but not from Landlord) such compensation as may be recoverable by Tenant in its own right for relocation expenses and damage to Tenant’s Property.

16.4       Repairs.  In the event of a partial taking of the Premises that does not result in a termination of this Lease, Landlord shall restore the remaining portion of the Premises as nearly as practicable to its condition prior to the condemnation or taking.  Tenant shall be responsible at its sole cost and expense for the repair, restoration, and replacement of Tenant’s Property.

ARTICLE 17
INDEMNIFICATION, WAIVER, RELEASE AND LIMITATION OF LIABILITY

17.1        Tenant’s Indemnity.  Except for any injury or damage to persons or property on the Premises that is proximately caused by or results proximately from the gross negligence or willful misconduct of Landlord or any Landlord Party, or Landlord’s violation of this Lease, no Landlord Related Parties shall be liable for, and Tenant will and does hereby indemnify, defend and hold harmless the Landlord Related Parties against and from all liabilities, obligations, suits, damages, penalties, claims, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by law), that may be imposed upon, incurred by, or asserted against Landlord or any of the Landlord Related Parties and arising, directly or indirectly, out of or in connection with Tenant’s use, occupancy or maintenance of the Premises, the Building or the Project, including, without limitation, any of the following:  (a) any work or thing done in, on or about the Premises, the Building or the Project or any part thereof by any Tenant Related Party; (b) any injury or damage to any person or property; (c) any failure on the part of Tenant to perform or comply with any of the covenants, agreements, terms or conditions contained in this Lease; and (d) any negligent or otherwise tortious act or omission of any Tenant Related Party.  At Landlord’s request, Tenant shall, at Tenant’s expense and by counsel selected by Landlord, defend Landlord in any action or proceeding arising from any such claim or liability and shall indemnify Landlord against all costs, reasonable attorneys’ fees, expert witness fees, and any other expenses incurred in such action or proceeding.  In no event shall the foregoing indemnity apply to any injury or damage to persons or property that is proximately caused by the sole negligence of Landlord or any Landlord Party.  The required limits of insurance set forth in Section 18.1.1 shall not be deemed to limit any insurance proceeds payable to cover the Tenant’s indemnity obligations under this Lease, it being understood that Landlord shall have the benefit of any higher limits of insurance carried by Tenant regardless of the minimum limits set forth in this Lease.

17.2       Assumption of Risk.  Tenant hereby assumes all risk of damage or injury to any person or property in, on, or about the Premises from any cause other than the gross negligence or willful misconduct of Landlord or any Landlord Party.  Tenant, to the fullest extent permitted by law and as a material part of the consideration to Landlord for this Lease, hereby waives and releases all claims against any Landlord Related Parties with respect to all matters for which Landlord has disclaimed liability pursuant to the provisions of this Lease.  Tenant agrees that, unless expressly provided herein, no Landlord Related Parties will be liable for any loss, injury, death, or damage to persons, property, or Tenant’s business resulting from any of the following, regardless of whether the same is due to the active or passive negligence of any Landlord Related Party: (a) theft; (b) Force Majeure, order of governmental body or authority, fire, explosion or falling objects; (c) any accident or occurrence in the Premises or any other portion of the Building or the Project caused by the Premises or any other portion of the Building or the Project becoming out of repair or by the obstruction, breakage or defect in or failure of equipment, pipes, sprinklers, wiring, plumbing, heating, ventilation and air-conditioning or lighting fixtures of the Building or the Project or by broken glass or by the backing up of drains, or by gas, water, steam, electricity or oil leaking, escaping or flowing into or out of the Premises; (d) construction, repair or alteration of any other premises in the Building or the Premises, unless due to solely to the gross negligence or willful misconduct of Landlord or any Landlord Related Party; (e) business interruption or loss of use of the Premises; (f) any diminution or shutting off of light, air or view by any structure erected on the Land or any land adjacent to the Project, even if Landlord is the adjacent land owner; (g) mold or indoor air quality; (h) any acts or omissions of any other tenant, occupant or visitor of the Building or the Project; or (i) any cause beyond Landlord’s control.  In no event shall Landlord be liable for indirect, consequential, or punitive damages or for damages based on lost profits.  None of the foregoing shall be considered a constructive eviction of Tenant, nor shall the same entitle Tenant to an abatement of Rent.

17.3       Waiver of Subrogation.  Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each hereby waives any and all rights of recovery, claim, action or cause of action against the other for any loss or damage to any property of Landlord or Tenant, arising from any cause that (a) would be insured against under the terms of any property insurance required to be carried hereunder; or (b) is insured against under the terms of any property insurance actually carried, regardless of whether the same is required hereunder.  The foregoing waiver shall apply regardless of the cause or origin of such claim, including but not limited to the negligence of a party, or such party’s agents, officers, employees or contractors. The foregoing waiver shall not apply if it would have the effect, but only to the extent of such effect, of invalidating any insurance coverage of Landlord or Tenant.  The foregoing waiver shall also apply to any deductible, as if the same were a part of the insurance recovery.

17.4       Limitation of Landlord Liability.  Neither Landlord nor any Landlord Related Party shall have any personal liability with respect to any of the provisions of the Lease, or the Premises.  If Landlord is in breach or default with respect to Landlord’s obligations under the Lease, Tenant shall look solely to the equity interest of Landlord in the Building for the satisfaction of Tenant’s remedies or judgments.  No other real, personal, or mixed property of any Landlord Related Parties, wherever situated, shall be subject to levy to satisfy such judgment.  Upon any Transfer of Landlord’s interest in this Lease or in the Project, the transferring Landlord shall have no liability or obligation for matters arising under this Lease from and after the date of such Transfer, provided the transferee assumes all such liabilities and obligations effective upon such Transfer.

ARTICLE 18
INSURANCE

18.1       Required Coverage.  Tenant shall maintain the following coverages in the following amounts.

18.1.1    Commercial General Liability Insurance (or its equivalent) covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant’s operations, assumed liabilities or use of the Premises, for limits of liability not less than Two Million and No/100 Dollars ($2,000,000.00) combined single limit per occurrence and Five Million and No/100 Dollars ($5,000,000.00) combined single limit annual aggregate (and, if the use and occupancy of the Premises include any activity or matter that is or may be excluded from coverage under a commercial general liability policy (e.g., the sale, service or consumption of alcoholic beverages), Tenant shall obtain such endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter (including liquor liability, if applicable) in such amounts as Landlord may require).  The limits of coverage set forth in this Section may be achieved by a combination of primary and excess or umbrella policies.

18.1.2     Property Insurance covering (a) Tenant’s Property, (b) any improvements and alterations other than the Landlord Work, made by Tenant or at Tenant’s request.  Such insurance shall be written on a “Causes of Loss – Special Form” basis (or its equivalent), for the full replacement cost without deduction for depreciation, and shall include coverage for vandalism, malicious mischief and sprinkler leakage.  The proceeds of such insurance shall be used for the repair or replacement of the property so insured.  Upon termination of this Lease following a casualty as set forth herein the proceeds under (a) shall be paid to Tenant and the proceeds under (b) in excess of Tenant’s unamortized cost associated therewith shall be paid to Landlord.  Notwithstanding the foregoing, Landlord shall have the option at any time, upon three (3) months’ notice to Tenant, to procure property insurance covering leasehold improvements on all the premises throughout the Building, and Tenant shall thereafter pay Tenant’s Proportionate Share of the premium of such policy as an element of Project Operating Costs.

18.1.3     Business Income and Extra Expense insurance (or its equivalent) in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or to the Building as a result of such perils, for a period of not less than twelve (12) months.

18.1.4     Statutory worker’s compensation, together with employers liability coverage at limits of:

$500,000 Each Accident
$500,000 Each Employee by Disease
$500,000 Policy Limit by Disease

18.1.5    Commercial Automobile Liability – Hired and Non-Owned in the amount of $1,000,000 combined single limit (property damage and liability).

18.2       Form of Policies.  The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. All commercial general liability insurance shall (a) name Landlord, Landlord’s property management agent, and at Landlord’s request, any Mortgagee, each as an additional insured, as their respective interests may appear; (b) include contractual liability coverage; (c) be issued by an insurance company having a rating of not less than A- IX in Best’s Insurance Guide or that is otherwise acceptable to Landlord and licensed to do business in the State; (d) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord shall be excess and non-contributing with any insurance requirement of Tenant; (e) provide that said insurance shall not be canceled, expire or coverage reduced unless thirty (30) days’ prior notice shall have been given to Tenant (who shall immediately deliver such notice to Landlord); and (f) if Tenant has a net worth of less than Ten Million and No/100 Dollars ($10,000,000.00), have a deductible not greater than Five Thousand and No/100 Dollars ($5,000.00).

18.3       Evidence of Insurance.  Tenant shall deliver a certificate of each paid-up policy (authenticated by the insurer) or other evidence of insurance reasonably satisfactory to Landlord, evidencing the existence and amount of each insurance policy required hereunder on or before the Possession Date and at least five (5) days before the expiration dates of the applicable policies. Tenant shall furnish Landlord with renewals or “binders” of each policy at least five (5) days prior to the expiration thereof.  Tenant agrees that, if Tenant does not obtain and maintain such insurance, Landlord may (but shall not be required to) after five (5) days’ notice to Tenant during which time Tenant does not supply Landlord evidence of the required insurance, procure said insurance on Tenant’s behalf and charge Tenant the premiums therefor, payable upon demand.  Tenant shall have the right to provide the insurance required hereunder pursuant to blanket policies obtained by Tenant, provided such blanket policies afford coverage as required by this Lease.

18.4       Additional Insurance Obligations.  Landlord may require (a) that Tenant obtain additional types of insurance, including but not limited to earthquake, sprinkler leakage by earthquake, environmental and terrorism insurance; to the extent such coverages are either (i) standard for similar properties in the same geographic area as the Property and are available at commercially reasonable rates, or (ii) are otherwise reasonably required by Landlord; and (b) from time to time, but not more frequently than every three (3) years during the Term, increases in the policy limits for all insurance to be carried by Tenant as set forth herein, in order to reflect standard limits for similar properties.

18.5       Independent Obligations.  Tenant acknowledges and agrees that Tenant’s insurance obligations under this Lease are independent of Tenant’s indemnity obligations, liabilities and duties under this Lease.

18.6       Landlord Insurance.  Landlord shall procure and maintain during the Term, (i) a policy or policies of commercial property insurance covering the Project (excluding portions of the Project Tenant is required to insure), (ii) commercial general liability insurance, (iii) business income/rental value insurance, (iv) statutory workmen’s compensation insurance and (v) any other insurance deemed appropriate by Landlord or its Mortgagee.  Such insurance shall be in such amounts, from such companies, and on such terms and conditions as Landlord or its Mortgagee may deem appropriate from time to time, so long as such amounts, terms and conditions shall be generally consistent with the amounts, terms and conditions carried by other institutional landlords of projects similar to the Project in the greater Nashville, Tennessee area and in any event, with respect to the Building, shall be in the amount of the full replacement costs thereof.  All insurance maintained by Landlord shall be in addition to, and not in lieu of, the insurance required to be maintained by Tenant hereunder.  Landlord shall cause its respective insurance policy(ies) to be endorsed to waive subrogation.

ARTICLE 19
DEFAULT

19.1       Tenant’s Default.  A “Default” shall mean the occurrence of any one or more of the following events:

19.1.1    Tenant’s failure to pay any Rent within five (5) days of when due and such failure shall continue for five (5) days after written notice thereof from Landlord to Tenant.

19.1.2     If any representation or warranty made by Tenant or any Guarantor to Landlord is false in any material respect when made.

19.1.3     Tenant fails to deliver any estoppel certificates or subordination agreements within the periods set forth in this Lease.

19.1.4     The levy of a writ of attachment or execution on this Lease or on any of Tenant’s property or that of any Guarantor.

19.1.5    Tenant’s or any Guarantor’s general assignment for the benefit of creditors or arrangement, composition, extension, or adjustment with its creditors.

19.1.6     Tenant or any Guarantor becomes insolvent or bankrupt or admits in writing its inability to pay its debts as they mature.

19.1.7    Proceedings for the appointment of a trustee, custodian or receiver of Tenant or any Guarantor or for all or a part of Tenant’s or such Guarantor’s property are filed by or against Tenant or any Guarantor, and, if filed against Tenant or such Guarantor involuntarily, are not dismissed within sixty (60) days of filing.

19.1.8    Proceedings in bankruptcy, or other proceedings for relief under any law for the relief of debtors, are instituted by or against Tenant or any Guarantor, and, if instituted against Tenant or such Guarantor involuntarily, are not dismissed within sixty (60) days of filing.

19.1.9     If the Premises is located on the first floor of the Building, failure to open and operate Tenant’s business in the Premises in the ordinary course of business.

19.1.10   Tenant makes an anticipatory breach of this Lease.  “Anticipatory breach” shall mean either (a) Tenant’s repudiation of this Lease in writing; or (b) the combination of (i) Tenant’s desertion or vacation of the Premises or removal of all or a substantial amount of Tenant’s equipment, furniture and fixtures from the Premises; and (ii) Tenant’s failure to pay any Rent under this Lease when due.

19.1.11  Tenant fails to perform any other covenant, condition or agreement contained in this Lease not covered by the preceding subsections, where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant, or such additional period as is reasonably necessary to effect cure, provided Tenant commences cure within such thirty (30) day period and diligently pursues the same to completion within ninety (90) days following Landlord’s notice.

19.1.12  Tenant shall repeatedly fail to pay Rent when due or any other charges required to be paid, or shall repeatedly default in keeping, observing or performing any other covenant, agreement, condition or provision of this Lease, whether or not Tenant shall timely cure any such payment or other default.  For the purposes of this subsection, the occurrence of similar defaults two (2) times during any twelve (12) month period shall constitute a repeated default.

Any notice periods provided for under this Section shall run concurrently with any statutory notice periods and any notice given hereunder may be given simultaneously with or incorporated into any such statutory notice.

19.2       Landlord’s Default.  Tenant shall promptly notify Landlord of the need for any repairs or action with respect to other matters that are Landlord’s obligation under this Lease.  If Landlord fails to perform any covenant, condition, or agreement contained in this Lease within thirty (30) days after receipt of notice from Tenant, or if such default cannot reasonably be cured within thirty (30) days, and if Landlord fails to commence to cure within such thirty (30) day period or to diligently prosecute the same to completion, then subject to the other limitations set forth elsewhere in this Lease, Landlord shall be liable to Tenant for any damages sustained by Tenant as a result of Landlord’s breach; provided that in no event shall (a) Landlord be liable for indirect, consequential or punitive damages; or (b) Tenant have the right to terminate this Lease on account of a Landlord default.  Except as expressly set forth herein, Tenant shall not have the right to withhold, reduce or offset any amount against any payments of Rent or any other charges due and payable under this Lease unless Tenant has obtained a final, non-appealable judgment against Landlord for the amount due.

ARTICLE 20
LANDLORD REMEDIES AND DAMAGES

20.1       Remedies.  In the event of the occurrence of a Default, then in addition to any other rights or remedies Landlord may have at law or in equity, Landlord shall have the right, at Landlord’s option, without further notice or demand of any kind, to do any or all of the following without prejudice to any other remedy that Landlord may have:

20.1.1    Terminate this Lease and Tenant’s right to possession of the Premises by giving notice to Tenant.  Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may re-enter the Premises and take possession thereof and expel or remove Tenant and any other party who may be occupying the Premises, or any part, thereof, whereupon Tenant shall have no further claim to the Premises or under this Lease.

20.1.2    Continue this Lease in full force and effect, whether or not Tenant has vacated or abandoned the Premises, and collect any unpaid Rent or other charges, that have or thereafter become due and payable.

20.1.3    Continue this Lease in effect, but terminate Tenant’s right to possession of the Premises and re-enter the Premises and take possession thereof, whereupon Tenant shall have no further claim to the Premises without the same constituting an acceptance of surrender.

20.1.4    In the event of any re-entry or retaking of possession by Landlord, Landlord shall have the right, but not the obligation, (a) to expel or remove Tenant and any other party who may be occupying the Premises, or any part thereof; and (b) to remove all or any part of Tenant’s or any other occupant’s property on the Premises and to place such property in storage at a public warehouse at the expense and risk of Tenant.

20.1.5    Landlord may relet the Premises without thereby avoiding or terminating this Lease (if the same has not been previously terminated), and Tenant shall remain liable for any and all Rent and other charges and expenses hereunder.  For the purpose of reletting, Landlord is authorized to make such repairs or alterations to the Premises as may be necessary in the sole discretion of Landlord for the purpose of such reletting, and if a sufficient sum is not realized from such reletting (after payment of all costs and expenses of such repairs, alterations and the expense of such reletting (including, without limitation, reasonable attorney and brokerage fees) and the collection of rent accruing therefrom) each month to equal the Rent, then Tenant shall pay such deficiency each month upon demand therefor.  Actions to collect such amounts may be brought from time to time, on one or more occasions, without the necessity of Landlord's waiting until the expiration of the Term.

20.1.6    Without any further notice or demand, Landlord may enter upon the Premises, if necessary, without being liable for prosecution or claim for damages therefor, and do whatever Tenant is obligated to do under the terms of the Lease. Tenant agrees to reimburse Landlord on demand for any reasonable expenses that Landlord may incur in effecting compliance with Tenant’s obligations under the Lease.  Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant from such action, unless caused by the gross negligence or willful misconduct of Landlord (but subject to the other limitations on Landlord’s liability set forth in this Lease).  Notwithstanding anything herein to the contrary, Landlord will have no obligation to cure any Default of Tenant.

20.1.7     Landlord shall at all times have the right, without prior demand or notice except as required by Law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof, without the necessity of proving the inadequacy of any legal remedy or irreparable harm.

20.1.8    To the extent permitted by applicable Law, Landlord shall have the right, without notice to Tenant, to change or re-key all locks to entrances to the Premises, and Landlord shall have no obligation to give Tenant notice thereof or to provide Tenant with a key to the Premises.

20.1.9    The rights given to Landlord in this Article are cumulative and shall be in addition and supplemental to all other rights or remedies that Landlord may have under this Lease and under applicable Laws or in equity.

20.2       Damages.  Should Landlord elect to terminate this Lease or Tenant’s right to possession under the provisions above, Landlord may recover the following damages from Tenant:

20.2.1     Past Rent.  The worth at the time of the award of any unpaid Rent that had been earned at the time of termination; plus

20.2.2    Rent Prior to Award.  The worth at the time of the award of the unpaid Rent that would have been earned after termination, until the time of award; plus

20.2.3     Rent After Award.  The worth at the time of the award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of the rental loss that Tenant proves could have been reasonably avoided, if any; plus

20.2.4    Proximately Caused Damages.  Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, including, but not limited to, any costs or expenses (including, without limitation, reasonable attorneys’ fees), incurred by Landlord in (a) retaking possession of the Premises; (b) maintaining the Premises after Default; (c) preparing the Premises or any portion thereof for reletting to a new tenant, including, without limitation, any repairs or alterations, whether for the same or a different use; (d) reletting the Premises, including but not limited to, advertising expenses, brokers’ commissions and fees; and (e) any special concessions made to obtain a new tenant.

20.2.5     Other Damages.  At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Law.

As used in subsections 20.2.1 and 20.2.2, the phrase “worth at the time of the award” shall be computed by adding interest on all such sums from the date when originally due at the Interest Rate.  As used in subsection 20.2.3, the phrase “worth at the time of the award” shall be computed by discounting the sum in question at the Federal Reserve rate promulgated by the Federal Reserve office for the district in which the Project is located, plus one percent (1%).

20.3       Rent after Termination.  Tenant specifically acknowledges and agrees that Landlord shall have the right to continue to collect Rent after any termination (whether said termination occurs through eviction proceedings or as a result of some other early termination pursuant to this Lease) for the remainder of the Term, less any amounts collected by Landlord from the reletting of the Premises, but in no event shall Tenant be entitled to receive any excess of any such rents collected over the Rent.

20.4       No Termination.  A termination of this Lease by Landlord or the recovery of possession of the Premises by Landlord or any voluntary or other surrender of this Lease by Tenant or a mutual cancellation thereof, shall not work a merger and shall at the option of Landlord, terminate all or any existing franchises or concessions, licenses, permits, subleases, subtenancies or the like between Tenant and any third party with respect to the Premises, or may, at the option of Landlord, operate as an assignment to Landlord of Tenant’s interest in same.  Following a Default, Landlord shall have the right to require any subtenants to pay all sums due under their subleases directly to Landlord.

20.5       Waiver of Demand.  All demands for Rent and all other demands, notices and entries, whether provided for under common law or otherwise, that are not expressly required by the terms hereof, are hereby waived by Tenant.

20.6       Waiver of Redemption.  Tenant hereby waives, relinquishes and releases for itself and for all those claiming under Tenant any right of occupancy of the Premises following termination of this Lease, and any right to redeem or reinstate this Lease by order or judgment of any court or by any legal process or writ.

20.7       Deficiency.  If it is necessary for Landlord to bring suit in order to collect any deficiency, Landlord shall have the right to allow such deficiencies to accumulate and to bring an action on several or all of the accrued deficiencies at one time.  Any such suit shall not prejudice in any way the right of Landlord to bring a similar action for any subsequent deficiency or deficiencies.

20.8       Counterclaim.  Tenant hereby waives any right to plead any counterclaim, offset or affirmative defense in any action or proceedings brought by Landlord against Tenant for possession of the Premises or otherwise, for the recovery of possession based upon the non-payment of Rent or any other Default.  This shall not, however, be construed as a waiver of Tenant’s right to assert any claim in a separate action brought by Tenant against Landlord.  In the event Tenant must, because of applicable court rules or statutes, interpose any counterclaim or other claim against Landlord in such proceedings, Landlord and Tenant agree that, in addition to any other lawful remedy of Landlord, upon motion of Landlord, such counterclaim or other claim asserted by Tenant shall be severed from the proceedings instituted by Landlord (and, if necessary, transferred to a court of different jurisdiction), and the proceedings instituted by Landlord may proceed to final judgment separately and apart from and without consolidation with or reference to the status of any such counterclaim or any other claim asserted by Tenant.

20.9          Mitigation of Damages.  Both Landlord and Tenant shall each use commercially reasonable efforts to mitigate any damages resulting from a default of the other party under this Lease.  Landlord’s obligation to mitigate damages after a Default shall be satisfied in full if Landlord undertakes to lease the Premises to another tenant (a “Substitute Tenant”) in accordance with the following criteria:

20.9.1    Landlord shall have no obligation to solicit or entertain negotiations with any Substitute Tenant until Landlord obtains full and complete possession of the Premises including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant.

20.9.2     Landlord shall not be obligated to offer the Premises to a Substitute Tenant when other premises in the Project suitable for that tenant’s use are (or soon will be) available.

20.9.3    Landlord shall not be obligated to lease the Premises to a Substitute Tenant for a rental amount less than the greater of (a) the current fair market rental then prevailing for similar uses in comparable buildings in the same market area as the Project, and (b) the rental rate payable under this Lease, nor shall Landlord be obligated to enter into a new lease under other terms and conditions that are unacceptable to Landlord under Landlord’s then current leasing policies for comparable space in the Project.

20.9.4    Landlord shall not be obligated to enter into a lease with any Substitute Tenant whose use would:

1.           Disrupt the tenant mix or balance of the Project;

2.           Violate any restriction, covenant, or requirement contained in the lease of another tenant of the Project or any other agreement to which Landlord is a party;

3.           Be incompatible with the operation of the Project as a first-class project.

20.9.5    Landlord shall not be obligated to enter into a lease with any Substitute Tenant that does not have, in Landlord’s reasonable opinion, sufficient financial resources or operating experience to operate the Premises in a first-class manner.

20.9.6     Landlord shall not be required to expend any amount of money to alter, remodel, or otherwise make the Premises suitable for use by a Substitute Tenant unless

1.           Landlord determines that any such expenditure is financially justified in connection with entering into any such lease.

20.9.7     Upon compliance with the above criteria regarding the releasing of the Premises after a Default, Landlord shall be deemed to have fully satisfied Landlord’s obligation to mitigate damages under this Lease and under any Law, and Tenant waives and releases, to the fullest extent legally permissible, any right to assert in any action by Landlord to enforce the terms of this Lease, any defense, counterclaim, or rights of setoff or recoupment respecting the mitigation of damages by Landlord, unless and to the extent Landlord maliciously or in bad faith fails to act in accordance with the requirements of this Section.  Until Landlord is able, through such efforts, to relet the Premises, Tenant must pay to Landlord, on or before the first day of each calendar month, the monthly Rent and any other charges provided in this Lease.  No such reletting shall be construed as an election on the part of Landlord to terminate this Lease unless Landlord gives Tenant a notice of such intention.  Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.

ARTICLE 21
BANKRUPTCY

21.1       In the event a petition is filed by or against Tenant under the Bankruptcy Code, Tenant, as debtor and debtor in possession, and any trustee who may be appointed agree to adequately protect Landlord as follows:

21.1.1     to pay monthly in advance on the first day of each month as reasonable compensation for use and occupancy of the Premises an amount equal to all Rent due pursuant to this Lease;

21.1.2     to perform each and every obligation of Tenant under this Lease until such time as this Lease is either rejected or assumed by order of a court of competent jurisdiction;

21.1.3     to determine within one hundred twenty (120) days after the filing of such petition whether to assume or reject this Lease;

21.1.4    to give Landlord at least thirty (30) days’ prior notice, unless a shorter period is agreed to in writing by the parties, of any proceeding relating to any assumption of this Lease;

21.1.5    to give at least thirty (30) days’ prior notice of any vacation or abandonment of the Premises, any such vacation or abandonment to be deemed a rejection of this Lease; and

21.1.6     to do all other things to benefit Landlord otherwise required under the Bankruptcy Code.

This Lease shall be deemed rejected in the event of the failure to comply with any of the above.

21.2       In order to provide Landlord with the assurance contemplated by the Bankruptcy Code, the following obligations must be fulfilled, in addition to any other reasonable obligations that Landlord may require, before any assumption of this Lease is effective: (a) all monetary Defaults under this Lease must be cured within ten (10) days after the date of assumption; (b) all other Defaults (other than those arising solely on account of the bankruptcy filing) must be cured within fifteen (15) days after the date of assumption; (c) all actual monetary losses incurred by Landlord (including, but not limited to, reasonable attorneys’ fees) must be paid to Landlord within ten (10) days after the date of assumption; and (d) Landlord must receive within ten (10) days after the date of assumption a security deposit in the amount of six (6) months’ Base Rent and an advance prepayment of three (3) months’ Base Rent.

21.3       In the event this Lease is assumed in accordance with the requirements of the Bankruptcy Code and this Lease, and is subsequently assigned, then, in addition to any other reasonable obligations that Landlord may require and in order to provide Landlord with the assurances contemplated by the Bankruptcy Code, Landlord must be provided with (a) a financial statement of the proposed assignee prepared in accordance with generally accepted accounting principles consistently applied, though on a cash basis, which reveals a net worth in an amount sufficient, in Landlord’s reasonable judgment, to assure the future performance by the proposed assignee of Tenant’s obligations under this Lease; or (b) a written guaranty by one or more guarantors with financial ability sufficient to assure the future performance of Tenant’s obligations under this Lease, such guaranty to be in form and content satisfactory to Landlord and to cover the performance of all of Tenant’s obligations under the Lease.

21.4       Neither Tenant nor any trustee who may be appointed in the event of the filing of a petition under the Bankruptcy Code shall conduct or permit the conduct of any “fire,” “bankruptcy,” “going out of business” or auction sale in or from the Premises.

ARTICLE 22
LIEN FOR RENT

In consideration of the mutual benefits arising under this Lease, Tenant hereby grants to Landlord a lien and security interest on all property of Tenant now or hereafter placed in or upon the Premises, and such property shall be and remain subject to such lien and security interest of Landlord for payment of all Rent.  The provisions of this Article relating to such lien and security interest shall constitute a security agreement under the Uniform Commercial Code in force in the State (the “UCC”) so that Landlord shall have and may enforce a security interest on all property of Tenant now or hereafter placed in or on the Premises, including, but not limited to, all fixtures, machinery, equipment, furnishings and other articles of personal property now or hereafter placed in or upon the Premises by Tenant.  Landlord, as secured party, shall be entitled to all of the rights and remedies afforded a secured party under the UCC in addition to and cumulative of Landlord’s liens and rights provided by law or by the other terms and provisions of this Lease, and Landlord shall have the right to file a Financing Statement reflecting such lien

ARTICLE 23
HOLDING OVER

If after expiration of the Term, Tenant remains in possession of the Premises, Landlord may, at its option, serve notice upon Tenant that such hold‑over constitutes either: (a) a month-to-month tenancy upon all the provisions of this Lease (except as to Term and Base Rent); or (b) a tenancy at sufferance.  If Landlord does not give said notice, Tenant’s hold‑over shall create a tenancy at sufferance, subjecting Tenant to all the covenants and obligations of this Lease.  In either event, the monthly installments of Base Rent shall be increased to one hundred fifty percent (150%) of the monthly installments of Base Rent in effect at the expiration of the Term.  If a month-to-month tenancy is created, either party may terminate such tenancy by giving the other party at least thirty (30) days advance notice of the date of termination.  In the case of a tenancy at sufferance, Tenant shall also pay to Landlord all damages sustained by Landlord resulting from retention of possession by Tenant.  The provisions of this Article shall not constitute a waiver by Landlord of any right of re-entry as otherwise available to Landlord, nor shall receipt of any rent or any other act appearing to affirm the tenancy operate as a waiver of the right to terminate this Lease for a breach by Tenant hereof.

ARTICLE 24
SURRENDER OF PREMISES

Upon the expiration or earlier termination of this Lease, Tenant shall peaceably surrender the Premises to Landlord broom-clean and in the same condition as on the date Tenant took possession, except for (a) reasonable wear and tear; (b) loss by fire or other casualty; and (c) loss by condemnation.  All fixtures, equipment, improvements, and appurtenances attached to or built into the Premises at the commencement of or during the Term, whether or not by or at the expense of Tenant, other than Tenant’s Property, shall be and remain a part of the Premises, shall be the property of Landlord, and shall not be removed by Tenant, except as directed by Landlord in accordance with the following sentence.  Tenant shall not be required to remove any leasehold improvements unless (i) such removal is necessary to ensure that the Premises and Building comply with applicable code at the time of surrender, including but not limited to removal of wires located in risers and plenums without raceways or conduits; (ii) they were made without the consent of Landlord; or (iii) Landlord notified Tenant that removal would be required at the time Landlord approved Tenant’s plans therefor.  Tenant’s Property shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term; provided that, if any of Tenant’s Property is removed, Tenant shall promptly repair any damage to the Premises or to the Building resulting from such removal.  If Tenant abandons or surrenders the Premises or is dispossessed by process of law or otherwise, any of Tenant’s Property left on the Premises shall be deemed abandoned, and, at Landlord’s option, title shall pass to Landlord under this Lease as by a bill of sale.  If Landlord elects to remove all or any part of such Tenant’s Property, the reasonable cost of removal, storage and disposal of Tenant’s Property, including, without limitation, repairing any damage to the Premises or Building caused by such removal, shall be paid by Tenant.  On the Expiration Date, Tenant shall surrender all keys, parking cards and other means of entry to the Premises, the Building and the Project, and shall inform Landlord of the combinations and access codes for any locks and safes located in the Premises.  It is specifically agreed that any and all telephonic, coaxial, ethernet, or other computer, word processing, facsimile, or electronic wiring (“Telecom Wiring”) and any other components of Tenant’s Telecommunications System shall be removed at Tenant’s cost at the expiration of the Term, unless Landlord has specifically requested in writing that the Telecom Wiring shall remain, whereupon the Telecom Wiring shall be surrendered with the Premises as Landlord’s property.

ARTICLE 25
BROKERAGE FEES

Each of Landlord and Tenant warrants and represents to the other that it has not dealt with any real estate broker or agent in b connection with this Lease or its negotiation except as set forth on the Lease Summary.  Each of Landlord and Tenant shall indemnify, defend and hold the other harmless from any cost, expense, or liability, (including, without limitation, costs of suits and reasonable attorneys’ fees) for any compensation, commission, or fees claimed by any other real estate broker or agent in connection with this Lease (including but not limited to any expansions of the Premises and renewals) or its negotiation by reason of any act of Tenant.

ARTICLE 26
NOTICES

Any notice, demand, request, consent, covenant, approval or other communication to be given by one party to the other must be in writing and (except for statements and invoices to be given in the ordinary course hereunder, which may be sent by regular U.S. Mail) (a) delivered personally; (b) mailed by certified United States mail, postage prepaid, return receipt requested (except for statements and invoices to be given in the ordinary course hereunder, which may be sent by regular U.S. Mail); or (c) sent by nationally recognized overnight courier.  The effective date of notice shall be (i) for any notice delivered in person, the date of delivery; (ii) for any notice by U.S. mail, three (3) days after the date of certification thereof; (iii) for any notice by overnight courier, the next Business Day after deposit with the courier.  All notices shall be delivered or addressed to the parties at their respective addresses set forth on the Lease Summary.  Either party may change the address at which it desires to receive notice upon giving notice of such request to the other party in the manner provided herein.  Landlord and Tenant, and their respective counsel, hereby agree that notice may be given hereunder by the parties’ respective counsel, and that if any communication is to be given hereunder by Landlord’s or Tenant’s counsel, such counsel may communicate directly with all principals, as required to comply with the foregoing provisions.

ARTICLE 27
INTENTIONALLY DELETED

ARTICLE 28
SIGNAGE

28.1       Tenant shall be entitled, at its sole cost and expense, to identification signage outside of the Premises on the floor on which the Premises are located.  The location, quality, design, style, lighting and size of such signage shall be consistent with the Landlord’s Building standard signage program and shall be subject to Landlord’s prior written approval.

28.2       Landlord shall pay all costs of fabrication and installation of Building standard letters with Tenant name and suite number at the main entrance to the Premises and one (1) line on the Building directory to display Tenant’s name and location in the Building.  Any changes to the signage initially provided by Landlord shall be at Tenant’s expense.

28.3       No other signage shall be permitted without the prior consent of Landlord.  If Landlord grants such consent, the signage will be at Tenant’s expense.  Tenant shall not affix, paint, erect, or inscribe any sign, projection, awning, signal, or advertisement of any kind to any part of the Premises, the Building or the Project, including, without limitation, the inside or outside of windows or doors, without the consent of Landlord.  Landlord shall have the right to remove any signs or other matter installed without Landlord’s permission without being liable to Tenant by reason of such removal and to charge the reasonable cost of removal to Tenant, payable within ten (10) days of written demand by Landlord.

28.4       Any damage to any portion of the Project upon installation, maintenance, or removal of Tenant signage shall be Tenant's sole responsibility.  Upon removal of Tenant’s signage, the area affected thereby shall be repaired and restored to Landlord's specifications, at Tenant's sole expense.  Upon the expiration or earlier termination of this Lease, Tenant will remove all of its signage.  Upon removal of its signage, Tenant shall repair all areas affected by such signage to a condition acceptable to Landlord.

ARTICLE 29
LENDER PROVISIONS

29.1       Subordination.  This Lease is subject and subordinate to all present and future ground or underlying leases of the Property and to the lien of any mortgages, deeds to secure debt or trust deeds, now or hereafter in force against the Property or the Building, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof (collectively, “Mortgages”), and to all advances made or hereafter to be made upon the security of such Mortgages.  Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any mortgage, deed to secure debt or trust deed, or if any ground or underlying lease is terminated, to attorn, without any deductions or set-offs whatsoever, to the purchaser upon any such foreclosure sale, or to the lessor of such ground or underlying lease, as the case may be (the “Purchaser”), and to recognize the Purchaser as the lessor under this Lease.  In no event shall Tenant have a right of offset against amounts due any Purchaser on account of any defaults by Landlord under this Lease that pre-date the time the Purchaser becomes the lessor hereunder, nor shall any Purchaser be liable for any such defaults by Landlord.  Tenant shall, within ten (10) Business Days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any Mortgages.  Tenant waives the provisions of any current or future statute, rule or law that may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any foreclosure proceeding or sale.  Notwithstanding the provisions hereof, should any Mortgagee require that this Lease be prior rather than subordinate to its Mortgage, or require that Tenant attorn to any Purchaser, then in such event, this Lease shall become prior and superior to such Mortgage, or Tenant shall so attorn, upon notice to that effect to Tenant from such Mortgagee.  The aforesaid superiority of this Lease to any Mortgage shall be self-operative upon the giving of such notice and no further documentation other than such notice shall be required to effectuate such superiority or attornment.  In the event Landlord or such Mortgagee desires confirmation of such superiority or attornment, Tenant shall, promptly upon request therefor by Landlord or such Mortgagee, and without charge therefor, execute a document acknowledging such priority or attornment obligation to the Mortgagee as Landlord in the event of foreclosure or deed in lieu thereof or termination of a ground lease.

29.2       Estoppel Certificates.  Within ten (10) Business Days after written request from Landlord, Tenant shall execute and deliver to Landlord, or Landlord’s designee, a written statement certifying (a) that this Lease is unmodified and in full force and effect or is in full force and effect as modified and stating the modifications; (b) the amount of Base Rent and the date to which Base Rent and Additional Rent have been paid in advance; (c) the amount of any security deposit with Landlord; (d) that, to Tenant’s knowledge, Landlord is not in default hereunder or, if Landlord is claimed to be in default, stating the nature of any claimed default; and (e) such other matters as may be requested.  Landlord and, any purchaser, assignee or Mortgagee may rely upon any such statement.  Tenant’s failure to execute and deliver such statement within the time required shall be conclusive against Tenant (1) that this Lease is in full force and effect and has not been modified except as represented by Landlord; (2) that there are no uncured defaults in Landlord’s performance and that Tenant has no right of offset, counterclaim, or deduction against Rent; (3) not more than one (1) month’s Rent has been paid in advance; and (4) as to the truth and accuracy of any other matters set forth in the statement as submitted to Tenant.

29.3       Notice and Cure Rights.  Tenant agrees to notify any Mortgagee whose address has been furnished to Tenant in writing, of any notice of default served by Tenant on Landlord.  If Landlord fails to cure such default within the time provided for in this Lease, such Mortgagee shall have an additional thirty (30) days to cure such default; provided that, if such default cannot reasonably be cured within that thirty (30) day period, then such Mortgagee shall have such additional time to cure the default as is reasonably necessary under the circumstances.

29.4       Changes Requested by Mortgagee.  Tenant shall not unreasonably withhold its consent to changes or amendments to this Lease requested by a Mortgagee, so long as such changes do not alter the basic business terms of this Lease or otherwise materially diminish any rights or materially increase any obligations of Tenant.

ARTICLE 30
MISCELLANEOUS

30.1       Parking.  Tenant shall be permitted to park automobiles as set forth in Exhibit H.

30.2       Quiet Enjoyment.  Tenant, upon paying the Rent and performing all of its obligations under this Lease within the notice and cure periods set forth herein , shall peaceably and quietly enjoy the Premises, subject to the terms of this Lease and to any mortgage, deed of trust, lease, or other agreement to which this Lease may be subordinated.

30.3       No Air Rights.  This Lease does not grant Tenant any rights to any view or to light or air over any property, whether belonging to Landlord or any other person.  If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Building, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

30.4       Force Majeure.  Any prevention, delay, or stoppage of work to be performed by Landlord or Tenant that is due to Force Majeure shall excuse performance of the work by that party for a period equal to the duration of that prevention, delay, or stoppage.  Nothing in this Section shall excuse or delay Tenant’s obligation to pay Rent or other charges under this Lease.

30.5       Accord and Satisfaction; Allocation of Payment.  No payment by Tenant or receipt by Landlord of a lesser amount than the Rent provided for in this Lease shall be deemed to be other than on account of the earliest due Rent; nor shall any endorsement or statement on any check or letter accompanying any check or payment as Rent be deemed an accord and satisfaction.  Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of the Rent or pursue any other remedy provided for in this Lease.  In connection with the foregoing, Landlord shall have the absolute right in its sole discretion to apply any payment received from Tenant to any account or other payment of Tenant then not current and due or delinquent.

30.6       Attorneys’ and Other Fees.  Should either party institute any action or proceeding to enforce or interpret this Lease or any provision hereof, for damages by reason of any alleged breach of this Lease or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be awarded from the other party all costs and expenses, including, without limitation, attorneys’ and other fees, reasonably incurred in good faith by the prevailing party in connection with such action or proceeding.  The term “attorneys’ and other fees” shall mean and include reasonable attorneys’ fees, accountants fees, expert witness fees and any and all consultants and other similar fees incurred in connection with the action or proceeding and preparations therefor.  The term “action or proceeding” shall mean and include actions, proceedings, suits, arbitrations, appeals and other similar proceedings.

30.7       Construction.  Headings at the beginning of each Article, Section and subsection are solely for the convenience of the parties only and in no way define, limit, or enlarge the scope or meaning of this Lease. Except as otherwise provided in this Lease, all exhibits referred to herein are attached hereto and are incorporated herein by this reference.  This Lease shall not be construed as if either Landlord or Tenant had prepared it, but rather as if both Landlord and Tenant had prepared it.

30.8       Confidentiality.  Tenant acknowledges that the content of this Lease and any related documents are confidential information.  Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants.

30.9       Governing Law.  This Lease shall be governed by, interpreted under, and construed and enforced in accordance with the Laws of the State applicable to agreements made and to be performed wholly within the State.

30.10     Consent.  Unless otherwise expressly set forth herein, all consents and decisions required or permitted of Landlord hereunder shall be granted, withheld and made in Landlord’s sole discretion.  Tenant shall have no claim and hereby waives the right to any claim against Landlord for money damages by reason of any refusal, withholding, or delaying by Landlord of any consent, approval, statement, or satisfaction that Landlord has agreed shall be subject to a standard of reasonableness.  In such event, Tenant’s only remedy therefor shall be an action for specific performance, injunction, or declaratory judgment to enforce any right to such consent, approval, statement, or satisfaction.

30.11     Authority. Tenant shall, at Landlord’s request, deliver a certified copy of a resolution of its board of directors, if Tenant is a corporation, or other satisfactory documentation, if Tenant is another type of entity, authorizing execution of this Lease. Each of Landlord and Tenant represents and warrants to the other that the individual executing this Lease on its behalf is duly authorized to do so.

30.12     Duplicate Originals; Counterparts.  This Lease may be executed in any number of duplicate originals, all of which shall be of equal legal force and effect.  Additionally, this Lease may be executed in counterparts, but shall become effective only after each party has executed a counterpart hereof; all said counterparts, when taken together, shall constitute the entire single agreement between the parties.  The parties agree that they may execute counterparts of this Lease transmitted by email PDF or in DocuSign format and agree and intend that a signature by either email PDF or DocuSign format shall bind the party so signing with the same effect as though the signature were an original signature.

30.13     Offer.  The submission and negotiation of this Lease shall not be deemed an offer to enter the same by Landlord but the solicitation of such an offer by Tenant.  Prior to acceptance, Landlord may, at Landlord’s option, proceed with any plans, specifications, alterations, or improvements, and permit Tenant to enter the Premises; but such acts shall not be deemed an acceptance of Tenant’s offer to enter this Lease, and such acceptance shall be evidenced only by Landlord’s signing and delivering this Lease to Tenant.

30.14     Further Assurances.  Landlord and Tenant each agree to execute any and all other documents and to take any further actions reasonably necessary to consummate the transactions contemplated hereby.

30.15     Financial Statements.  In order to induce Landlord to enter into this Lease, Tenant agrees that it shall promptly furnish Landlord, from time to time, upon Landlord’s written request, with financial statements reflecting Tenant’s current financial condition.  Tenant represents and warrants that all financial statements, records, and information furnished by Tenant to Landlord in connection with this Lease are true, correct, and complete in all material respects.  Landlord shall keep all financial statements furnished to Landlord strictly confidential and shall not disclose such confidential information to any person or entity other than Landlord’s financial and legal consultants or as required by Law.  Notwithstanding the foregoing, for so long as Tenant is publicly traded on an American stock exchange, Tenant shall have no obligation to furnish Landlord with financial statements of any kind.

30.16     Recording.  Tenant shall not record this Lease without the prior consent of Landlord.

30.17     Right to Lease.  Landlord reserves the absolute right to create such other tenancies in the Building as Landlord shall determine to best promote the interests of the Building and the Project.  Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Term, occupy any space in the Building or the Project.

30.18     Severability.  In the event any portion of this Lease shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable, such portion shall be deemed severed from this Lease, and the remaining parts hereof shall remain in full force and effect, as fully as though such invalid, illegal or unenforceable portion had never been part of this Lease.

30.19     Survival.  All indemnity and other unsatisfied obligations set forth in this Lease shall survive the termination or expiration hereof.

30.20     WAIVER OF TRIAL BY JURY.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LEASE, OR THE TRANSACTIONS OR MATTERS RELATED HERETO OR CONTEMPLATED HEREBY.

30.21     Successors and Assigns.  This Lease shall apply to and bind the heirs, personal representatives, and permitted successors and assigns of the parties.

30.22     Integration of Other Agreements; Amendments.  This Lease sets forth the entire agreement and understanding of the parties with respect to the matters set forth herein and supersedes all previous written or oral understandings, agreements, contracts, correspondence and documentation with respect thereto.  Any oral representations or modifications concerning this Lease shall be of no force or effect.  No provisions of this Lease may be amended or added to except by an agreement in writing signed by the parties or their respective successors in interest.

30.23     TIME OF THE ESSENCE.  TIME IS OF THE ESSENCE OF THIS LEASE AND EACH AND EVERY TERM AND PROVISION HEREOF.

30.24     Waiver.  The waiver by a party of any breach of any term, covenant, or condition of this Lease shall not be deemed a waiver of such term, covenant, or condition or of any subsequent breach of the same or any other term, covenant, or condition.  No delay or omission in the exercise of any right or remedy of a party shall impair such right or remedy or be construed as a waiver of any default of the other party.  Consent to or approval of any act by a party requiring consent or approval of the other party shall not be deemed to waive or render unnecessary such consent to or approval of any subsequent act.  Any waiver must be in writing and shall not be a waiver of any other matter concerning the same or any other provision of this Lease.

30.25     No Surrender.  No act or conduct of Landlord, including, without limitation, the acceptance of keys to the Premises, shall constitute an acceptance of the surrender of the Premises by Tenant before the expiration of the Term.  Only a written notice from Landlord to Tenant shall constitute acceptance of the surrender of the Premises and accomplish a termination of the Lease.

30.26     Number and Gender.  As used in this Lease, the neuter includes masculine and feminine, and the singular includes the plural.

30.27     Days.  The term “days,” as used herein, shall mean actual days occurring, including Saturdays, Sundays and Holidays.

30.28     Joint and Several Liability.  If Tenant consists of two (2) or more parties, each of such parties shall be liable for Tenant’s obligations under this Lease, and all documents executed in connection herewith, and the liability of such parties shall be joint and several.

30.29     No Third Party Beneficiaries.  Except as otherwise provided herein, no person or entity shall be deemed to be a third party beneficiary hereof, including but not limited to any brokers, and nothing in this Lease, (either expressed or implied) is intended to confer upon any person or entity, other than Landlord and Tenant (and their respective nominees, successors and assigns), any rights, remedies, obligations or liabilities under or by reason of this Lease.

30.30     No Other Inducements.  It is expressly warranted by each of the undersigned parties that no promise or inducement has been offered except as herein set forth and that this Lease is executed without reliance upon any statement or representation of any person or party or its representatives concerning the nature and extent of damages, costs and/or legal liability therefor.

30.31     Rule against Perpetuities.  Notwithstanding any provision hereof to the contrary, in the event that the Commencement Date has not occurred within five (5) years of the date of the execution of this Lease by all parties hereto, then this Lease shall automatically terminate and be without further force and effect.  The parties acknowledge that the terms of the foregoing sentence are included herein for the purposes of ensuring that this Lease comply with the common law Rule against Perpetuities, and in no way is said five (5) year period intended as an estimate of the expected timing of the Commencement Date.

30.32     Independent Covenants.  This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent.  Tenant hereby expressly waives the benefit of any Laws to the contrary and agrees that if Landlord fails to perform any of its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of Rent.

30.33     Arbitration.   If this Lease contains options where rental rates are expressly subject to arbitration, and the parties do not agree upon the rental rate within the stipulated time, no later than five (5) Business Days following the expiration of the stipulated time, each party shall select an arbitrator having not less than ten (10) years’ actual experience in the commercial real estate brokerage business, and the arbitrators so selected shall immediately meet for the purpose of hearing and deciding the dispute and fixing the relevant rate of rent.  If the two arbitrators selected agree on the rental rate, their decision shall be binding on both parties.  If the two arbitrators selected cannot agree on the rental rate within ten (10) Business Days after appointment (the “Initial Review Period”), but the rental rates differ by less than five percent (5%), the rental rate shall be the average of the two rates.  If the rental rates differ by more than five percent (5%), no later than five (5) Business Days following the expiration of the Initial Review Period, the two arbitrators shall select a third arbitrator with qualifications similar to their own.  Within ten (10) Business Days following appointment, the third arbitrator shall select one of the two rental rates promulgated by the first two arbitrators as the rental rate for this Lease.  If the arbitrators cannot agree on the third arbitrator, they shall petition the presiding judge of the local State court having jurisdiction to appoint such arbitrator to act as an umpire between the arbitrators selected by Landlord and Tenant.  The decision of the third arbitrator or presiding judge, as the case may be, shall be binding on both parties.  Landlord and Tenant shall each be responsible to pay their respective arbitrators and will share equally the cost of the third arbitrator.

30.34     No Discrimination.  Tenant covenants by and for itself, its heirs, executors, administrators and assigns, and all persons claiming under or through Tenant, and this Lease is made and accepted upon and subject to the condition that there shall be no discrimination against or segregation of any person or group of persons, on account of race, color, creed, sex, religion, marital status, ancestry or national origin in the leasing, subleasing, transferring, use, or enjoyment of the Premises, nor shall Tenant itself, or any person claiming under or through Tenant, establish or permit such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy, of tenants, lessees, sublessees, subtenants or vendees in the Premises.

30.35          OFAC Compliance.

30.35.1  As used herein “Blocked Party” shall mean any party or nation that (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the U.S. Treasury ("OFAC") pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) or other similar requirements contained in the rules and regulations of OFAC (the "Order") or in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the "Orders") or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”); or (b) has been determined by competent authority to be subject to the prohibitions contained in the Orders.

30.35.2  As a material inducement for Landlord entering into this Lease, Tenant warrants and represents that none of Tenant, any Affiliate of Tenant, any partner, member or stockholder in Tenant or any Affiliate of Tenant, or any beneficial owner of Tenant, any Affiliate of Tenant or any such partner, member or stockholder of Tenant (collectively, a “Tenant Owner”): (a) is a Blocked Party; (b) is owned or controlled by, or is acting, directly or indirectly, for or on behalf of, any Blocked Party; or (c) has instigated, negotiated, facilitated, executed or otherwise engaged in this Lease, directly or indirectly, on behalf of any Blocked Party.  Tenant shall immediately notify Landlord if any of the foregoing warranties and representations becomes untrue during the Term.

30.35.3  Tenant shall not: (a) transfer or permit the transfer of any interest in Tenant or any Tenant Owner to any Blocked Party; or (b) make a Transfer to any Blocked Party or party who is engaged in illegal activities.

30.35.4   If at any time during the Term (a) Tenant or any Tenant Owner becomes a Blocked Party or is convicted, pleads nolo contendere, or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering; (b) any of the representations or warranties set forth in this Section become untrue; or (c) Tenant breaches any of the covenants set forth in this Section, the same shall constitute a Default.  In addition to any other remedies to which Landlord may be entitled on account of such Default, Landlord may immediately terminate this Lease and refuse to pay any Allowance or other disbursements due to Tenant under this Lease.

30.36     ERISA.  Tenant has been informed that a specified pension plan has an interest in the Project.  Tenant hereby represents and warrants that it is not a party in interest to such plan, within the meaning of Section 3(14) of the Employee Retirement Income Security Act of 1974, as amended.

IN WITNESS WHEREOF the parties have executed this Lease, under seal, as of the date first-above written.

LANDLORD:

NASHLAND TT, LP, a Delaware limited partnership

By:	Nashland TT GP, LLC, its general partner

	By:	/s/ Andrew Dym

Name: Andrew Dym

Title: Authorized Signatory

Date:	January 11, 2023

(SEAL)

TENANT:

EARGO, INC., a Delaware corporation

By:	/s/ William Brownie

Printed Name: William Brownie

Title: Chief Operating Officer

Date:	January 11, 2023

ADDENDUM #1

Renewal Option

Tenant shall have personal and non-transferable option(s) to renew the term of this Lease as set forth on the Lease Summary.  Each renewal term shall begin the first day following the expiration of the immediately preceding Term.  Tenant shall have the right to exercise the renewal option(s) conferred herein by giving Landlord notice at least two hundred seventy (270) days, prior to the expiration of the then current Term; provided that, at the time of exercise and as of the commencement of the renewal term (a) no Default has occurred; and (b) Tenant has not sublet or assigned any portion of the Premises.

The renewal option(s) shall be subject to all of the terms and conditions contained in this Lease, except that Rent during each renewal term shall be Market Rent.  “Market Rent” shall be the anticipated rate in effect for the Premises as of the commencement of the renewal term, together with any market rate increases during the renewal term, based upon the rents generally in effect for new leases of space in the area in which the Building is located of equivalent quality, size, utility and location, and taking into account the length of the renewal term and the credit standing of Tenant.  In no event shall the Market Rent be less than the Rent in effect for the immediately preceding Term.  Landlord shall lease the Premises to Tenant in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, free rent or the like) or other tenant inducements.  In the event that Tenant shall exercise an option to renew this Lease, then the Market Rent shall be agreed upon in a meeting of the parties hereto held at least ninety (90) days prior to the expiration of the then current Term.  If the parties are able to agree on an amount of Rent that is mutually satisfactory, then such agreements shall be placed in writing and shall be signed by the parties hereto and shall thereupon become a part of this Lease.

If the parties hereto are unable to agree upon the Rent at least thirty (30) days prior to the commencement of any renewal term, then the disagreement shall be promptly submitted to arbitration as provided in the Lease.

Failure of Tenant properly to exercise any option herein granted shall be construed as a waiver of all options herein granted, and the Lease shall then terminate at the expiration of the then current Term.

Nothwithstanding the foregoing to the contrary, the renewal option shall survive a Permitted Transfer,  provided that the tangible net worth of the transferee in the Permitted Transfer is not less than the tangible net worth of Tenant as of the date of the Permitted Transfer. .

ADDENDUM #2

Right of First Refusal

Provided no Default has occurred, Tenant shall have a right of first refusal with respect to any suite adjacent to the Premises in the Building (the “Refusal Space”), subject to the terms and conditions set forth below, before such space is leased to any third party.

The foregoing right shall not be subject to the existing tenants or occupants of the Refusal Space renewing their existing leases, whether pursuant to option to extend previously granted or otherwise, and in all events is not subject and subordinate to any existing rights of any other parties to lease the Refusal Space, if such existing rights have already been granted prior to the date of this Lease.

At such time as Landlord receives a bona fide third party (a “Potential Tenant”) offer to lease all or any portion of the Refusal Space during the initial Term (“Third Party Interest”), Tenant shall have the right to expand the Premises to include any portion of the eighth (8th) floor based on the bona fide offer terms. Landlord shall offer the applicable portion of the Refusal Space to Tenant upon the same terms, covenants and conditions as provided in this Lease for the original Premises, except that (a) the Base Rent, Tenant’s payment of expenses, and the tenant improvement allowance (subject to adjustment as provided herein) and other economic terms shall be the same as the terms included in the offer for the Refusal Space from the Potential Tenant that was acceptable to Landlord (the “Offer”); and (b) the parties shall negotiate a work letter addressing the procedure for preparation and approval of the plans for any tenant improvements in the Refusal Space, as well as the construction thereof.  If the Offer is for a longer period than remaining under this Lease, the term of the lease of the Refusal Space shall be co-terminous with the Term of the Lease, and the Base Rent rates, tenant improvement allowances and other concessions set forth in the Offer shall be adjusted, as Landlord shall reasonably determine, based on the proportionate reduction in the Offer’s lease term, to reflect any lesser term remaining under the Term of the Lease. Except for the tenant allowance and any other terms and conditions affecting the delivery of the Refusal Space contained in the Offer, Tenant shall accept the Refusal Space “As-Is,” and Tenant shall have no further rights with respect to the Refusal Space.  For avoidance of doubt, if Tenant exercises this Right of First Refusal, Tenant shall be required to lease the entire space referred to in the Offer, not just the portion thereof which is part of the Refusal Space, unless Landlord elects, in its sole and absolute discretion, to only lease Tenant the portion thereof located within the Refusal Space.

If Tenant notifies Landlord in writing of the acceptance of such offer within five (5) business days after Landlord has delivered the Offer to Tenant, Landlord and Tenant shall enter into a written agreement modifying and supplementing the Lease and specifying that such Refusal Space accepted by Tenant is a part of the Premises, and containing other appropriate terms and conditions relating to the addition of the Refusal Space to this Lease (including specifically any increase or adjustment of the Rent as a result of such addition).  If Tenant exercises the right to lease the Refusal Space, said lease and the rent on the Refusal Space shall commence the later of thirty (30) days after Tenant’s notice exercising the right, or the date the Refusal Space is available for occupancy following the preparation and approval of plans for any tenant improvements in the Refusal Space, as well as the construction thereof in accordance with the Offer, and shall continue for the duration of the Term of the Lease. If Tenant does not notify Landlord in writing of its acceptance of such offer in such five (5) day period, Landlord shall thereafter be able to lease the applicable portion of the Refusal Space to the Potential Tenant upon such terms and conditions as Landlord may determine.  If Landlord leases the applicable portion of the Refusal Space to the Potential Tenant within six (6) months of Landlord’s submission of the Offer to Tenant, Tenant’s rights under this Addendum #2 shall thereupon terminate with respect to the applicable portion of the Refusal Space.  If Landlord does not lease the applicable portion of the Refusal Space to the Potential Tenant within such six (6) month period, Landlord must once again offer the applicable portion of the Refusal Space to Tenant, as provided above.

Any termination of the Lease shall terminate all rights of Tenant with respect to the Refusal Space.  The rights of Tenant with respect to the Refusal Space shall not be severable from the Lease, nor may such rights be assigned or otherwise conveyed in connection with any assignment of the Lease.  Landlord's consent to any assignment of this Lease shall not be construed as allowing an assignment or a conveyance of such rights to any assignee.  Nothing herein contained should be construed so as to limit or abridge Landlord's ability to deal with the Refusal Space or to lease the Refusal Space to other tenants, Landlord's sole obligation being to offer, and if such offer is accepted, to deliver the Refusal Space to Tenant in accordance with this provision.

The Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting from any delay in delivering possession of the Refusal Space to Tenant, but abatement of the Base Rent attributable to the Refusal Space from the date of Tenant's acceptance of the Offer with respect to the Refusal Space to the date of actual delivery of the Refusal Space, shall constitute full settlement of all claims that Tenant might have against Landlord by reason of the Refusal Space not being delivered upon the date of Tenant's acceptance of Landlord's offer.

If the Lease or Tenant’s right to possession of the Premises shall terminate in any manner whatsoever before Tenant shall exercise the right herein provided, or if Tenant shall have subleased the Premises or assigned the Lease with respect to all or any portion of the Premises, then immediately upon such termination, sublease, or assignment, the right herein granted shall simultaneously terminate and become null and void.  Such right is personal to Tenant and non-transferable.  UNDER NO CIRCUMSTANCES WHATSOEVER SHALL THE ASSIGNEE UNDER A COMPLETE OR PARTIAL ASSIGNMENT OF THIS LEASE, OR A SUBTENANT UNDER A SUBLEASE OF THE PREMISES, HAVE ANY RIGHT TO EXERCISE THE RIGHT GRANTED HEREIN.

Nothwithstanding the foregoing to the contrary, the right of first refusal shall survive a Permitted Transfer,   provided that the the tangible net worth of the transferee in the Permitted Transfer is not less than the tangible net worth of Tenant as of the date of the Permitted Transfer.